SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

Union Bankshares, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 22, 2002
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
THE PARTIES TO THE MERGER
THE SPECIAL MEETING OF UNION STOCKHOLDERS
THE MERGER
INTERESTS OF MANAGEMENT IN THE TRANSACTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ACCOUNTING TREATMENT
REQUIRED REGULATORY APPROVALS
APPROVALS UNDER FEDERAL AND STATE LAWS
THE MERGER AGREEMENT
VOTING AND SUPPORT AGREEMENTS
MARKET PRICE OF UNION COMMON STOCK
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
APPRAISAL RIGHTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF PROXY MATERIALS
AGREEMENT AND PLAN OF MERGER

RECITALS
ARTICLE I Certain Definitions; Interpretation
1.01 Certain Definitions.
1.02 Interpretation.
ARTICLE II The Merger
2.01 The Merger.
2.02 Effective Time.
ARTICLE III Consideration
3.01 Effect on Capital Stock.
3.02 Rights as Stockholders; Stock Transfers.
3.03 Payment for Shares.
3.04 Dissenting Stockholders.
3.05 Company Stock Options.
ARTICLE IV Actions Pending the Merger
4.01 Forbearances of the Company.
4.02 Forbearances of the Acquiror.
ARTICLE V Representations and Warranties
5.01 Disclosure Schedules.
5.02 Standard.
5.03 Representations and Warranties of the Company.
5.04 Representations and Warranties of the Acquiror.
ARTICLE VI Covenants
6.01 Reasonable Best Efforts.
6.02 Stockholder Approvals.
6.03 Proxy Statement.
6.04 Other Communications.
6.05 Access; Information.
6.06 Acquisition Proposals.
6.07 Takeover Laws.
6.08 No Rights Triggered.
6.09 Regulatory Applications.
6.10 Indemnification.
6.11 Notification of Certain Matters.
6.12 Employee Benefits.
6.13 Certain Adjustments.
6.14 Certain Contracts.
6.15 Actions Regarding Debentures.
6.16 Invesco Field Lease.
ARTICLE VII Conditions to Consummation of the Merger
7.01 Conditions to Each Party’s Obligation to Effect the Merger.
7.02 Conditions to Obligation of the Company.
7.03 Conditions to Obligation of the Acquiror.
ARTICLE VIII Termination
8.01 Termination.
8.02 Effect of Termination and Abandonment.
8.03 Termination Fee.
ARTICLE IX Miscellaneous
9.01 Survival.
9.02 Waiver; Amendment.
9.03 Counterparts.
9.04 Governing Law; Venue; Waiver of Jury Trial.
9.05 Expenses.
9.06 Notices.
9.07 Entire Understanding; No Third-Party Beneficiaries.
9.08 Assignment.
9.09 Severability.
FORM OF VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT
W I T N E S S E T H:
ARTICLE I Voting
1.1 Agreement to Vote.
1.2 No Inconsistent Agreements.
1.3 Proxy.
ARTICLE II Representations and Warranties
2.1 Representations and Warranties of the Stockholder.
2.2 Representations and Warranties of Acquiror.
ARTICLE III Other Covenants
3.1 Further Agreements of Stockholder.
ARTICLE IV Miscellaneous
4.1 Termination.
4.2 Stop Transfer Order.
4.3 Further Assurances.
4.4 No Ownership Interest.
4.5 Notices.
4.6 Interpretation.
4.7 Counterparts.
4.8 Entire Agreement.
4.9 Governing Law.
4.10 Amendment.
4.11 Enforcement.
4.12 Severability.
4.13 Assignment; Third Party Beneficiaries.
4.14 Survival.
OPINION OF MCDONALD INVESTMENTS
OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.
EXHIBIT ONE
EXHIBIT TWO
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

UNION BANKSHARES, LTD.

1825 LAWRENCE STREET, SUITE 444
DENVER, COLORADO 80202
(303) 298-5352

October 22, 2002

TO OUR STOCKHOLDERS:

      You are cordially invited to attend a special meeting of the stockholders of Union Bankshares, Ltd., which will be held at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Friday, November 22, 2002, at 10:00 a.m. local time.

      At the special meeting, you will be asked to consider and vote on an Agreement and Plan of Merger among Union, KeyCorp, an Ohio corporation, and Buffalo Acquiror Sub, Inc., a Delaware corporation and wholly owned subsidiary of KeyCorp, pursuant to which Union is to be acquired by KeyCorp. If the stockholders of Union adopt the merger agreement and the merger is subsequently completed, Union will become a wholly owned subsidiary of KeyCorp, and each outstanding share of Union common stock will be cancelled and automatically converted into the right to receive $22.63 in cash. A formal notice of the special meeting, proxy statement and proxy card are enclosed with this letter. The proxy statement provides detailed information regarding the special meeting and the terms and conditions to the proposed merger.

      Union common stock is listed on the Nasdaq National Market System under the symbol “UBSC.” On October 21, 2002, Union common stock closed at $22.35 per share.

      AFTER CAREFUL CONSIDERATION, UNION’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF UNION AND ITS STOCKHOLDERS. UNION’S BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE MERGER AND ADOPTING THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE UNION STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      Your vote is very important regardless of the number of shares of Union common stock that you own, so we urge you to make plans if at all possible to attend the meeting in person. The failure to vote your shares will have the effect of a vote against the merger. Accordingly, whether or not you plan to attend the special meeting, please promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you subsequently choose to attend the special meeting.

      If you have any questions about the proxy statement or the special meeting, please let us hear from you.

FOR THE BOARD OF DIRECTORS,

Charles R. Harrison
Chairman of the Board of Directors

      The date of this proxy statement is October 22, 2002 and was first mailed to stockholders on or about that date.

UNION BANKSHARES, LTD.

1825 LAWRENCE STREET, SUITE 444
DENVER, COLORADO 80202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 22, 2002

      A special meeting of stockholders of Union Bankshares, Ltd. will be held at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Friday, November 22, 2002, at 10:00 a.m. local time. The purpose of the special meeting is to consider and vote on an Agreement and Plan of Merger, dated as of September 25, 2002, among Union, KeyCorp, an Ohio corporation, and Buffalo Acquiror Sub, Inc., a Delaware corporation and wholly owned subsidiary of KeyCorp. A copy of the merger agreement is attached as Appendix A to the proxy statement accompanying this notice.

      If the merger agreement is adopted by Union’s stockholders, Union will become a wholly owned subsidiary of KeyCorp and each share of Union common stock, other than shares held by stockholders who have perfected appraisal rights under Section 262 of the Delaware General Corporation Law, will be canceled and automatically converted into the right to receive $22.63 in cash without interest.

      Adoption of the merger agreement will require the approval of the holders of at least a majority of the shares of Union common stock entitled to vote at the special meeting. Only stockholders of record of Union common stock at the close of business on October 21, 2002 are entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting.

      AFTER CAREFUL CONSIDERATION, UNION’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF UNION AND ITS STOCKHOLDERS. UNION’S BOARD OF DIRECTORS HAS ADOPTED A RESOLUTION APPROVING THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE UNION STOCKHOLDERS VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

      Union stockholders are entitled to dissent from the merger pursuant statutory rights under Section 262 of the Delaware General Corporation Law. If Union stockholders adopt the merger agreement, Union stockholders who elect to seek appraisal of their shares will be entitled to receive the “fair value” of their shares of Union common stock if they comply with the provisions of Section 262. We have attached a copy of Section 262 of the Delaware General Corporation Law as Appendix D to the accompanying proxy statement and a summary of Section 262 is provided under “Appraisal Rights” in the accompanying proxy statement.

      All stockholders are cordially invited to attend the special meeting. We ask, however, whether or not you plan to attend the meeting, that you complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope as soon as possible. Promptly returning your proxy card will help ensure representation of the greatest number of stockholders at the meeting whether in person or by proxy. If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may also revoke your proxy at any time before the proxy is exercised by delivering a written notice of revocation or a signed, later-dated proxy card to Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attn: Bruce E. Hall.

FOR THE BOARD OF DIRECTORS,

Charles R. Harrison
Chairman of the Board of Directors

Denver, Colorado
October 22, 2002

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHY IS UNION PROPOSING THE MERGER?

A:	The board of directors of Union believes that the merger will benefit you because the merger offers you an attractive premium over the trading price of Union common stock prior to the announcement of the merger.

Q:	WHAT AM I BEING ASKED TO APPROVE?

A:	You are being asked to adopt the Agreement and Plan of Merger among Union, KeyCorp, and Buffalo Acquiror Sub, Inc., pursuant to which Union will become a wholly owned subsidiary of KeyCorp. THE UNION BOARD OF DIRECTORS HAS ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS VOTING FOR ADOPTION OF THE MERGER AGREEMENT.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	You will receive $22.63 in cash for each share of Union common stock that you own and that the Union Bankshares, Ltd. Profit Sharing 401(k) Plan holds on your behalf at the effective time of the merger.

Q:	WHAT VOTE IS REQUIRED FOR UNION STOCKHOLDERS TO ADOPT THE MERGER AGREEMENT?

A:	In order for the merger to be approved, holders of a majority of the outstanding shares of Union common stock entitled to vote at the special meeting must vote “FOR” adoption of the merger agreement. If you do not vote your shares, it will have the same effect as a vote “AGAINST” adoption of the merger agreement. Additionally, proxies returned to us but not marked to indicate your voting preference will be counted as votes “FOR” adoption of the merger agreement. Shares of Union common stock in the Union Bankshares, Ltd. 401(k) Profit Sharing Plan, however, will be voted by the Trustees.

Q:	WHAT SHOULD I DO NOW?

A:	After carefully reading and considering the information contained in this proxy statement, indicate on your proxy card how you want to vote, and sign, date, and return it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. You may also vote your shares by attending the special meeting of stockholders that will take place at 10:00 a.m. on Friday, November 22, 2002 at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you have instructed a broker to vote your shares, you must follow the instructions from that broker to change your vote. Otherwise, you may revoke your proxy by delivering a written notice of revocation or a signed, later-dated proxy card to Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attn: Bruce E. Hall. In addition, your proxy may be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke your proxy.

Q:	WHAT RISKS SHOULD I CONSIDER?

A:	We encourage you to read this entire document carefully. You should also review the factors considered by each company’s board of directors discussed in “The Merger” beginning on page 9.

Q:	WHO WILL OWN UNION AFTER THE MERGER?

A:	After the merger, Union will be a wholly owned subsidiary of KeyCorp. Upon completion of the merger, stockholders of Union will no longer have an equity or ownership interest in Union, nor will they acquire an ownership interest in KeyCorp by virtue of their current ownership of Union common stock.

Q:	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A:	We plan to complete the merger shortly after we receive stockholder and regulatory approvals for the merger, which we expect will be by the end of December.

Q:	IF THE MERGER IS APPROVED, WHEN WILL HOLDERS OF UNION COMMON STOCK RECEIVE THE CASH FOR THEIR SHARES OF UNION COMMON STOCK?

A:	Holders of Union common stock will be entitled to receive cash for their shares of Union common stock as of the date of completion of the merger. Following the closing of the merger, you will receive instructions from Union on how to obtain your cash payment in exchange for each share of Union common stock that you own. If you hold shares through a brokerage account, your broker will return your stock certificates to .

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	The exchange of your shares of Union common stock for cash or the receipt of any cash from exercising statutory appraisal rights will be a taxable transaction for United States federal income tax purposes and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Union common stock. We recommend that you read the section entitled “Material United States Federal Income Tax Consequences” in the proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, you will receive written instructions from Union that will describe how to exchange Union common stock certificates for the merger consideration.

Q:	WHOM SHOULD I CONTACT WITH QUESTIONS ABOUT THE MERGER?

A:	You should contact Bruce E. Hall at:

Union Bankshares, Ltd.

1825 Lawrence Street, Suite 444
Denver, Colorado 80202
(303) 298-5352

SUMMARY OF TERMS OF THE MERGER

      This summary highlights selected information from this proxy statement regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement and the related documents to which it refers. We encourage you to read the merger agreement, which is the legal document that governs the proposed merger. The merger agreement is attached as Appendix A.

The Companies (page 7)

      Union Bankshares, Ltd. Union is an independent bank holding company with its principal executive office located at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. Union’s common stock trades on the Nasdaq National Market System under the symbol “UBSC,” and preferred stock of its subsidiary, Union Bankshares Capital Trust I, trades on the Nasdaq National Market System under the symbol “UBSCP.”

      KeyCorp. KeyCorp is an Ohio corporation, with its principal executive office located at 127 Public Square, Cleveland, Ohio 44114-1306. Shares of KeyCorp are listed on the New York Stock Exchange under the symbol “KEY.”

      Buffalo Acquiror Sub, Inc. Buffalo Acquiror Sub, Inc. is a Delaware corporation and wholly owned subsidiary of KeyCorp that has been organized by KeyCorp solely for the purpose of effecting the merger.

The Proposed Merger

      You are being asked to vote to adopt a merger agreement pursuant to which KeyCorp will acquire Union. Upon consummation of the merger, you would receive $22.63 in cash, without interest, for each share of Union common stock that you own.

Union Stock Price (page 35)

      On September 24, 2002, which was the last trading day before we announced the merger, Union common stock closed at $13.75 per share. See “Market Price for Union Common Stock.”

Union Board Recommendation (page 13)

      Union’s board of directors has determined that the merger is fair to and in the best interests of Union and its stockholders, and has approved and adopted the merger agreement and the merger. The Union board unanimously recommends that Union stockholders vote to adopt the merger agreement and approve the merger. See “The Merger — Union’s Reasons for the Merger.”

Fairness Opinions (page 13)

      McDonald Investments, Inc. and Alex Sheshunoff & Co. Investment Banking, L.P. have each delivered to Union’s board of directors its opinion, dated as of September 24, 2002, to the effect that as of that date and based upon and subject to the matters stated in its opinion, the merger consideration of $22.63 in cash per share is fair from a financial point of view to the holders of Union common stock. The opinions are attached as Appendices C-1 and C-2 to this proxy statement and you are urged to read the opinions. See “Opinions of Union’s Financial Advisors.”

Union’s Reasons For The Merger (page 11)

      Union’s board of directors consulted with senior management and Union’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to adopt the merger agreement and the transactions contemplated by the merger agreement and to recommend that

Union’s stockholders vote “FOR” adoption of the merger agreement. The material factors considered by Union’s board of directors include:

•	Historical background;

•	The amount and form of the merger consideration;

•	Advice from Union’s financial and legal advisors;

•	Review of alternatives to the merger;

•	Terms of the merger agreement relating to alternative transactions;

•	Likelihood of closing; and

•	Effect on employees and customers.

      In view of the variety of factors considered in connection with its evaluation of the merger, Union’s board of directors did not find it practicable to and did not quantify or otherwise assign relative or specific weight or value to any of these factors, and individual directors may have given different weights to different factors. See “The Merger — Union’s Reasons for the Merger.”

The Special Meeting (page 7)

      Place, date and time. The special meeting of stockholders of Union will be held on Friday, November 22, 2002, at 10:00 a.m., at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, for the purpose of voting on adoption of the merger agreement.

      Vote required. Approval by holders of a majority of the Union common stock outstanding on October 21, 2002, is required to adopt the merger agreement. The failure to vote your shares will have the same effect as a vote against adoption of the merger agreement.

      As of October 21, 2002, 2,429,471 shares of Union common stock were issued and outstanding. Each outstanding share is entitled to one vote. Union’s directors, executive officers, and their affiliates hold 1,118,394 shares, or approximately 46% of Union’s outstanding common stock, and are all entitled to vote on this merger. CHARLES R. HARRISON, BRUCE E. HALL AND HERMAN J. ZUECK, THE EXECUTIVE OFFICERS OF UNION, HOLD, IN THE AGGREGATE, 846,022 OUT OF THE 1,118,394 SHARES HELD BY ALL DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES (APPROXIMATELY 34.8% OF THE 2,429,471 OUTSTANDING SHARES), AND HAVE EACH AGREED TO VOTE THOSE SHARES IN FAVOR OF THE MERGER PURSUANT TO VOTING AND SUPPORT AGREEMENTS.

Record Date and Voting at the Meeting.

      You are entitled to vote at the stockholders’ meeting if you owned shares of Union common stock on October 21, 2002, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you must instruct that person on how to vote those shares for you or get authorization to vote the shares yourself at the meeting.

      You may vote by returning your completed, signed, and dated proxy card to Union in the enclosed stamped envelope. Additionally, you may vote by attending the special meeting and voting in person. A previously submitted proxy may be revoked at any time prior to when it is exercised by delivering a written notice of revocation or a signed, later-dated proxy card to Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attn: Bruce E. Hall. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person.

Voting and Support Agreements (page 34)

      In connection with the merger, each of the executive officers of Union has entered into a voting and support agreement with KeyCorp pursuant to which each of them has agreed to vote all of the shares of Union common stock that he owns in favor of adoption of the merger agreement at the special meeting of stockholders. As of the record date, the Union officers owned an aggregate of 846,022 shares of Union common stock, or approximately 34.8% of the outstanding shares of Union common stock. See “Voting and Support Agreements.”

      A copy of the form of voting and support agreement is attached as Appendix B to this proxy statement.

Conditions to the Merger (page 31)

      The merger will not occur unless various conditions are met, and KeyCorp or Union may terminate the merger agreement if specified events occur or fail to occur. For example, the merger agreement must be approved by the holders of a majority of the outstanding shares of Union common stock, the Board of Governors of the Federal Reserve System, and the Division of Banking of the State of Colorado. See “Conditions to Consummation of the Merger.”

Appraisal Rights of Dissenting Stockholders (page 37)

      Stockholders of Union who dissent from the merger are entitled to statutory appraisal rights under Section 262 of the Delaware General Corporation Law as long as you comply with the procedures of Section 262. Section 262 provides that a dissenting stockholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares. We have included a copy of Section 262 of the Delaware General Corporation Law in Appendix D to this proxy statement and a summary of Section 262 under “Appraisal Rights.”

      To perfect appraisal rights, a dissenting stockholder must comply with Section 262 of the Delaware General Corporation Law, which requires, among other things, that you give Union notice of your intent to seek an appraisal prior to the vote of the stockholders at the special meeting and that you not vote your shares in favor of the merger. Any stockholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert appraisal rights. See “Appraisal Rights.”

Federal Income Tax Consequences (page 24)

      The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Union common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Union common stock. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. See “Material United States Federal Income Tax Consequences.”

Dividends

      The merger agreement places restrictions on Union’s ability to pay dividends prior to the closing of the transaction.

Interests of Directors and Officers of Union in the Merger (page 22)

      Some of the directors and officers of Union have interests in the merger in addition to their interests as stockholders generally, including the following:

•	the executive officers of Union will be entitled to severance payments;

•	some of the officers and directors of Union will benefit from the acceleration of vesting of benefits under existing stock option plans upon completion of the merger;

•	one director of Union (as well as three executives of Union Bank & Trust) have entered into employment agreements with KeyCorp and will be entitled to certain payments thereunder;

•	directors and officers of Union are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement; and

      See “Interest of Management in the Transaction.”

Procedure for Receiving Cash for Your Shares of Union Common Stock (page 26)

      KeyCorp has appointed Computershare Investor Services as paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. See “The Merger Agreement — Exchange Procedures.”

Termination of the Merger Agreement (page 32)

      Union and KeyCorp can mutually agree at any time to terminate the merger agreement without completing the merger even if the stockholders of Union have adopted it. Also, under certain circumstances, either Union or KeyCorp can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Union have adopted the merger agreement.

      Generally, whether or not the merger is consummated, Union and KeyCorp are each responsible for their respective expenses incurred in connection with the merger. Union, however, is required to pay a termination fee of $3.0 million plus up to $500,000 in expenses to KeyCorp under certain circumstances, generally involving Union entering into an agreement with respect to a competing acquisition transaction. See “The Merger Agreement — Termination and the Effects of Termination” and “Fee if the Merger Agreement is Terminated.”

THE PARTIES TO THE MERGER

Union Bankshares, Ltd.

      Union is an independent bank holding company with its principal executive office located at 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. Its telephone number is (303) 298-5352. Union owns and operates Union Bank & Trust, a Colorado state chartered commercial bank based in Denver, Colorado. The Bank serves the metropolitan Denver area through its 7 full service branch offices and provides Internet banking at www.ubtonline.com. The Bank’s deposits are federally insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Union’s common stock trades on the Nasdaq National Market System under the symbol “UBSC,” and preferred stock of its subsidiary, Union Bankshares Capital Trust I, trades on the Nasdaq National Market System under the symbol “UBSCP.”

KeyCorp

      KeyCorp is a bank holding company and a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under Ohio law. Its corporate headquarters are located at 127 Public Square, Cleveland, Ohio 44114-1306. KeyCorp’s common stock is listed on the New York Stock Exchange and trades under the symbol “KEY.”

      KeyCorp, through its subsidiaries, provides investment management, retail and commercial banking, retirement, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. At June 30, 2002, Key and its subsidiaries had consolidated assets of $82.8 billion, consolidated total deposits of $44.8 billion and consolidated shareholders’ equity of $6.6 billion. Additional information about KeyCorp may be found at www.keycorp.com.

Buffalo Acquiror Sub, Inc.

      Buffalo Acquiror Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of KeyCorp formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Buffalo Acquiror Sub will be merged with and into Union, with Union being the surviving corporation.

THE SPECIAL MEETING OF UNION STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting

      The special meeting will be held at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Friday, November 22, 2002, at 10:00 a.m. local time. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.

      The Union board of directors has determined that the merger is fair to and in the best interests of Union and its stockholders, has approved the merger agreement and unanimously recommends that Union stockholders vote “FOR” the adoption of the merger agreement.

Who Can Vote at the Special Meeting

      The holders of record of Union common stock as of the close of business on October 21, 2002, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you must instruct that person on how to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 2,429,471 shares of Union common stock outstanding.

Vote Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Union common stock entitled to vote as of the record date. Each share of common stock is entitled to one vote. Failure to vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

      The holders of a majority of the outstanding shares of Union common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting by Proxy

      This proxy statement is being sent to you on behalf of the board of directors of Union for the purpose of requesting that you allow your shares of Union common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Union common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Union’s board of directors. The board unanimously recommends a vote “FOR” adoption of the merger agreement.

      Abstentions may be specified and will be counted as shares present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on adoption of the merger agreement. Consequently, abstentions will have the same effect as votes against adoption of the merger agreement.

      Under the rules of the Nasdaq National Market System, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. With respect to adoption of the merger agreement, broker non-votes will not be counted in tabulating the vote because they are not considered entitled to vote on this proposal.

      If your Union common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

      Otherwise, you may revoke your proxy at any time by delivering a written notice of revocation or a signed, later-dated proxy card to Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado, Attn: Bruce E. Hall. In addition, your proxy may be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke your proxy.

Costs of Solicitation

      In addition to soliciting proxies through the mail, Union may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares of common stock held by them. All expenses incurred in connection with the solicitation of proxies will be borne by Union. Union has engaged the services of Computershare Trust Company, Union’s transfer agent, to assist in delivering proxies to beneficial owners of shares of Union’s common stock held by banks, brokerage houses and other custodians, nominees and fiduciaries. Union anticipates that such assistance will cost approximately $300, plus certain out-of-pocket expenses.

THE MERGER

Background of the Merger

      Union’s board of directors has periodically reviewed and assessed the various business trends and conditions impacting Union and financial institutions generally, particularly those with their primary business focus in Colorado. Beginning in 1995, the board of directors has annually retained McDonald Investments and a predecessor, The Wallach Company, to provide a report regarding Union’s value in the bank merger and acquisition marketplace, trends of consolidation and increased competition in the financial services industry, and merger and acquisition activity on a regional basis.

      In 1999, Union signed a definitive merger agreement with Gold Banc, Inc. of Leawood, Kansas. The stock-for-stock transaction was mutually terminated in 2000 due to a decline in Gold Banc’s stock price, which fell below a certain level that would have allowed Union to terminate the agreement unilaterally. Since the termination of the Gold Banc transaction in 2000, Charles Harrison, Chief Executive Officer and Chairman of the Union board of directors, has on occasion received expressions of interest and Union has had various preliminary discussions regarding strategic combinations with other financial institutions.

      In March 2002, Mr. Harrison was contacted by a large publicly-traded financial institution, the Interested Party, regarding its potential interest in an acquisition of Union. On March 20, 2002, Mr. Harrison, Herman Zueck, President of Union and Chief Executive Officer and Chairman of Union Bank & Trust, Bruce Hall, Chief Financial Officer of Union, and Charles Worthington, President of Union Bank & Trust, met with a representative of Interested Party to discuss Union’s operations and Interested Party’s future strategy, especially as it related to acquisitions. In early April 2002, after the parties agreed to proceed with discussions, Interested Party signed a confidentiality agreement and McDonald, at Union’s request, sent additional due diligence information for Interested Party’s review. At this point, Union verbally agreed to hire McDonald (through its Denver, Colorado Wallach Division) to serve as its financial advisor if these conversations materialized into an acceptable offer.

      In early May 2002, Interested Party phoned representatives of McDonald to convey, orally, its preliminary valuation thoughts. Representatives of McDonald had various conversations with representatives of Interested Party, which resulted in a written non-binding indication of interest on May 21, 2002 that was higher than the initial oral indication of interest by Interested Party. On May 21, 2002, the Union board authorized continued discussions with Interested Party and authorized McDonald to contact other parties that may be interested in a potential acquisition of Union. Union’s board formed a special committee, consisting of Messrs. Harrison, Zueck, Hall, Worthington, and one of Union’s non-employee directors, Harold Logan, Jr. The special committee was charged with analyzing and negotiating the proposed transaction, working with McDonald on the list of other interested parties to be contacted and reporting to the board of directors. After reviewing Union’s past discussions with interested parties, McDonald’s ongoing conversations with active acquirers, and general activity in the financial institutions marketplace, representatives of McDonald and the special committee agreed to approach four potential acquirers who they believed most likely to be interested in making an offer to acquire Union. The special committee believed that it was in Union’s best interest to limit the number of parties contacted in order to preserve the confidentiality of the inquiry. In May 2002, representatives of McDonald contacted the four parties to determine potential interest levels. Through conversations on a no-name basis, they learned that two parties were not interested, but that the other two parties (one of which was KeyCorp) were interested in further discussions. KeyCorp and the other interested party signed confidentiality agreements (KeyCorp signed a confidentiality agreement on May 24, 2002). McDonald sent the same information package to KeyCorp and the other interested party that Interested Party had received. From May 24, 2002 to May 31, 2002, representatives of McDonald had various conversations with KeyCorp and the other interested party.

      McDonald also made the Union board of directors aware that McDonald is a wholly owned subsidiary of KeyCorp. McDonald and the Union board of directors, as well as Union’s outside legal counsel, discussed the relationship and determined that they were comfortable that, if certain parameters were adhered to, this relationship would not bar McDonald from maintaining a significant advisory role in any proposed transaction, including one that involved McDonald’s parent company, KeyCorp. McDonald ensured that mechanisms were maintained at McDonald to avoid conflicts of interest.

      On May 31, 2002, McDonald received a verbal indication of interest from KeyCorp which was lower than Interested Party’s proposal, and the other interested party declined to proceed. On June 1, 2002, Union formally engaged McDonald to approach a selected group of prospective purchasers to assist in structuring and negotiating a potential transaction and to render its opinion regarding the fairness, from a financial point of view, of the consideration proposed to be paid to stockholders in any such transaction. From June 3, 2002 through June 6, 2002, McDonald negotiated additional points with Interested Party. On June 6, 2002, Union’s board of directors reviewed the offer with McDonald and legal counsel and gave the authority to proceed with negotiations and due diligence directed towards a transaction with Interested Party. On June 7, 2002, McDonald informed KeyCorp that Union was moving forward with another party given their proposed valuation.

      On June 11, 2002, Union received the first draft of the Interested Party’s merger agreement. On that same day, on an unsolicited basis, KeyCorp contacted McDonald with a revised oral indication of interest that was still below Interested Party’s proposal. Union continued negotiations with Interested Party and agreed to send Interested Party detailed due diligence information and have information available for review in a data room. On June 17, 2002, Interested Party started detailed due diligence and, over the ensuing period, performed further due diligence and engaged in negotiations on the merger agreement. On July 12, 2002, Interested Party informed Union that it was unwilling to proceed at its previously proposed valuation.

      On July 15, 2002, Union instructed McDonald to contact KeyCorp once again regarding its interest in an acquisition of Union. On July 16, 2002, McDonald contacted KeyCorp, explained that as a result of developments in the discussions with the other party, Union had instructed them to contact KeyCorp, sent KeyCorp updated financial information with respect to Union, and requested a new proposal from KeyCorp. From July 16, 2002 to July 24, 2002, representatives of Union and KeyCorp had several conference calls and meetings to discuss a potential transaction. On July 22, 2002, Interested Party formally declined to move forward with a transaction. On July 24, 2002, KeyCorp submitted a proposal at the same level as its previous proposal. On July 25, 2002, Union’s board of directors approved continued discussions with KeyCorp based on its proposal. On July 26, 2002, Union formally terminated discussions with Interested Party.

      On August 1, 2002, Union received a first draft of KeyCorp’s merger agreement. From August 1, 2002 though August 12, 2002, Union and KeyCorp negotiated specific terms of the merger agreement. KeyCorp began detailed due diligence on August 12, 2002 and began its on-site loan review on August 14, 2002. Given KeyCorp’s level of interest in a potential transaction at this point, Union’s board of directors and McDonald further discussed McDonald’s relationship with KeyCorp. The Union board of directors and McDonald were comfortable that this relationship would not bar McDonald from maintaining a significant advisory role in the transaction, including providing a financial analysis and evaluation of the proposed transaction with KeyCorp, if McDonald continued to maintain mechanisms to avoid conflicts of interest. Notwithstanding their comfort with the relationship, the Union board of directors, after consultation with counsel, determined that it was advisable to hire a second financial advisor to present a fairness opinion in connection with the proposed transaction with KeyCorp. On August 15, 2002, Union hired Alex Sheshunoff & Co. to evaluate the fairness, from a financial point of view, of the merger consideration to be received by Union’s stockholders. On September 10, 2002, KeyCorp completed its due diligence review and presented its final revised proposal. On September 12, 2002, the special committee met to review KeyCorp’s proposal and decided to proceed with negotiations. From September 12, 2002 through September 24, 2002, Union and KeyCorp addressed confirmatory due diligence issues and negotiated the final terms of the transaction and the merger agreement.

      On September 18, 2002, the special committee, after reviewing information presented by McDonald and discussions with Union’s outside legal counsel, Davis Graham & Stubbs LLP, unanimously voted to recommend that the proposed merger be submitted to the board of directors. From September 20, 2002 through September 24, 2002, the parties completed the negotiation of the principal terms of the proposed transaction, including finalizing the per share cash merger consideration of $22.63. In the late afternoon and early evening of September 24, 2002, the Union board of directors met to consider the terms of the final

KeyCorp proposal. During that meeting, McDonald presented its fairness opinion to the effect that as of such date, the consideration to be received by the holders of Union common stock in the merger was fair from a financial point of view to such stockholders (a detailed description is included in the section “Opinions of Union’s Financial Advisors”). In addition, Alex Sheshunoff & Co. also presented its fairness opinion to the same effect (a detailed description is included in the section “Opinions of Union’s Financial Advisors”). Union’s legal advisors discussed the duties and responsibilities of directors in merger transactions of this type, the provisions of the merger agreement and answered the board’s questions about the proposed transaction. After further discussion with McDonald, Alex Sheshunoff and legal counsel and after consideration of the factors described under “Union’s Reasons for the Merger,” Union’s board of directors voted to accept the offer, authorize execution of the merger agreement on the terms discussed at the meeting, adopt the merger agreement and recommend that the Union stockholders adopt the merger agreement.

      Finalization of the definitive merger agreement and related documentation by Union’s and KeyCorp’s respective legal counsel and senior management continued into the evening of September 24, 2002 and was completed later that night. Promptly thereafter, the merger agreement and related documentation were executed as of September 25, 2002. Union and KeyCorp issued a joint press release announcing the transaction early in the morning of September 25, 2002.

Union’s Reasons for the Merger

      Union’s board of directors consulted with senior management and Union’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to adopt the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Union’s stockholders vote “FOR” adoption of the merger agreement.

      Historical background. Union’s board of directors was knowledgeable about the recent activity in sales of regional and national financial institutions and since 1999 the series of inquiries and discussions about the possible purchase of Union. As described under “— Background of the Merger” Union’s board of directors held numerous meetings during the three years preceding approval to evaluate comparable transactions and contacts made to and discussions with the management of Union by various third parties. It was also aware of the progress made in previous discussions with third parties, the length of time that the KeyCorp and prior strategic transaction proposals were under consideration and the fact that no superior proposals were available to Union at the time that the Union board of directors voted to adopt the merger agreement and the transactions contemplated by the merger agreement.

      Amount and form of merger consideration. In addition to the analysis and presentations by Union’s financial advisors referred to in “Opinions of Union’s Financial Advisors,” Union’s board of directors also analyzed the merger consideration of $22.63 in cash, which provides stockholders with immediate liquidity at closing at a favorable valuation. Union’s board of directors reviewed the implied price-to-book multiple of 2.17 times, and 2.66 times on a tangible basis, and the implied price to the last 12 months’ earnings multiple of 23.2 times with those of other recent transactions and determined that the ratios represented by the KeyCorp proposal were favorable. The board of directors believes that these multiples are the most prevalent benchmark comparisons in the banking industry. In addition, Union’s board of directors looked at the premium represented by the merger consideration of $22.63 compared to recent trading prices of Union’s common stock. The merger consideration represents an approximately 78% premium based on the 10-day average of $12.69 as of September 23, 2002.

      The board of directors also considered that the merger will be a taxable transaction to Union’s stockholders and that while Union stockholders are receiving cash for their stock, and thereby avoiding any potential diminution in the value of the merger consideration, they will not participate in the future growth of either Union or KeyCorp.

      Advice from Union’s financial advisors. Union’s board of directors considered the detailed presentation made by McDonald Investments, Union’s financial advisor, with respect to the merger and the proposed consideration offered to the holders of Union common stock in the merger, which is discussed further below under “Opinions of Union’s Financial Advisors,” and McDonald’s written fairness opinion letter, to the effect that, as of the date of its opinion, the merger consideration to be received by the holders of Union common stock was fair, from a financial point of view, to the holders of Union common stock. The full text of this opinion is attached to this proxy statement as Appendix C-1. In addition, Union’s board of directors considered Alex Sheshunoff & Co.’s oral presentation and written fairness opinion letter, which is discussed further below under “Opinions of Union’s Financial Advisors,” to the effect that, as of the date of its opinion, the merger consideration to be received by the holders of Union common stock was fair, from a financial point of view, to the holders of Union common stock. The full text of this opinion is attached to this proxy statement as Appendix C-2.

      Review of alternatives to the merger. Union’s board of directors considered Union’s financial condition, results of operations and business and earnings prospects, if it were to remain independent, in light of the relevant factors, including the consolidation and other developments occurring in the banking industry. Union’s board of directors considered that, while Union had been contacted from time to time in the past by various third parties expressing an interest in a possible transaction with Union, it was uncertain whether an alternative transaction would be available in the future on terms more favorable to Union’s stockholders than the KeyCorp proposal, and that discussions with the other potential strategic partners had either failed to proceed beyond the exploratory stage or failed to result in a transaction that was as favorable.

      Terms of the merger agreement. The Union board of directors considered the terms of the merger agreement, including the terms related to the board’s ability to exercise its fiduciary obligations to stockholders. The board of directors considered whether the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between Union and a third party. The board of directors determined that the amount and terms of the termination fee were required to induce KeyCorp to enter into the merger agreement and should not preclude any such alternative proposals from being made.

      Likelihood of closing. The board of directors considered the nature of the closing conditions included in the merger agreement, including regulatory consents and the likelihood that the merger would be approved by the requisite regulatory authorities and by Union’s stockholders. In addition, the board of directors reviewed KeyCorp’s ability to fund and close the transaction.

      Effect on employees and customers. The board of directors considered the provisions of the merger agreement and other employment arrangements that address the benefits, compensation, employment, severance and termination plans or other arrangements afforded to Union and Union Bank & Trust employees, including the provisions that stock options, whether vested or unvested, will be cancelled, and the holders of cancelled options will be entitled to receive an amount in cash equal to the difference between $22.63 and the exercise price per share of the Union option multiplied by the number of shares subject to the option. The board of directors also considered the matters described under “Interests of Management in the Merger.”

      Additionally, the board of directors considered information concerning the financial condition, results of operations and business prospects with KeyCorp, with respect to the effect of the transaction on Union’s customers and the communities in which it operates. The board discussed KeyCorp’s strategic intent with respect to the merger. The board also considered that combining with a much larger organization would provide the combined company with greater technological, marketing and management resources, which would enable the combined company to better compete for customers. By combining with a larger organization, additional products and services would also be available to Union’s customers and greater training and resources would be available to Union Bank & Trust’s employees.

      The foregoing discussion of the information and factors considered by Union’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Union’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or value to any of these factors, and individual directors may have given different weight to different factors.

Recommendation of Union’s Board of Directors

      After careful consideration, Union’s board of directors has determined that the merger agreement is in the best interests of Union and its stockholders, has determined that the merger is fair to and in the best interests of the stockholders of Union, has adopted the merger agreement, and unanimously recommends that Union stockholders vote “FOR” the adoption of the merger agreement.

Opinions of Union’s Financial Advisors

     Opinion of McDonald Investments

      General. Pursuant to an engagement letter dated June 1, 2002 between Union and McDonald, Union retained McDonald to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by Union, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Union common stock, of the financial consideration as set forth in the merger agreement. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Union selected McDonald as its financial advisor based upon McDonald’s qualifications, expertise, and reputation in such capacity.

      McDonald is a wholly-owned subsidiary of KeyCorp. McDonald disclosed its affiliation with KeyCorp to Union’s board of directors. McDonald does not believe that its affiliation with KeyCorp affects the conclusions expressed in its opinion. However, KeyCorp’s ownership of McDonald creates a potential conflict of interest that you should consider in assessing McDonald’s fairness opinion. In light of McDonald’s affiliation with KeyCorp, Union’s board of directors retained Alex Sheshunoff & Co. to render its opinion as to the fairness, from a financial point of view, to the Union stockholders, of the merger consideration.

      On September 24, 2002, McDonald delivered its written opinion that, as of the date of such opinion, the financial consideration of $22.63 in cash per share of Union common stock was fair to Union stockholders from a financial point of view. No limitations were imposed by Union on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

      From September 24, 2002 to October 21, 2002, McDonald analyzed the financial market conditions, comparable companies and comparable transactions and observed no material change from the analysis presented on September 24, 2002.

      The full text of McDonald’s written opinion to Union’s board of directors, which sets forth the assumptions made, matters considered, and extent of review by McDonald, is attached as Appendix C-1 and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of McDonald’s opinion is qualified in its entirety by reference to the full text of the opinion. McDonald’s opinion is addressed to Union’s board of directors and does not constitute a recommendation to any stockholder of Union as to how such stockholder should vote at the special meeting described in this proxy statement.

      In connection with rendering its opinion, McDonald reviewed and analyzed, among other things, the following:

•	the merger agreement;

•	certain publicly available information concerning Union and Union Bank & Trust, including the Annual Reports on Form 10-KSB or Form 10-K, as applicable, of Union for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q of Union for the quarters ended June 30, 2002 and March 30, 2002;

•	certain other internal information, primarily financial in nature, including projections, concerning the business and operations of Union and Union Bank & Trust furnished to us by Union and Union Bank & Trust for purposes of our analysis;

•	the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of Union;

•	certain publicly available information with respect to certain other companies that we believe to be comparable to Union and the trading markets for such other companies’ securities;

•	certain publicly available information concerning KeyCorp;

•	certain publicly available information concerning the nature and terms of certain other transactions that McDonald considered relevant to our inquiry;

•	the economic, banking and competitive climate for banking institutions in Colorado;

•	the business and prospects of Union and Union Bank & Trust through meetings and discussions with certain officers and employees of Union and Union Bank & Trust; and

•	other matters McDonald believed relevant to its inquiry.

      The written opinion provided by McDonald to Union was necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof. In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Union and KeyCorp to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Union with the input of management, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Union as to the future performance of Union and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Union does not publicly disclose internal management projections of the type utilized by McDonald in connection with McDonald’s role as financial advisor to Union with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Union. Accordingly, actual results could vary significantly from those set forth in the respective projections.

      McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Union are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Union or KeyCorp, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Union, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. McDonald assumes that the merger will be recorded as a “purchase” in accordance with generally accepted accounting principles.

      In connection with rendering its September 24, 2002 opinion to Union’s board of directors, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more important, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald’s analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald was assigned a greater significance by McDonald than any other in deriving its opinion.

      Offer price. Union common stockholders will receive $22.63 in cash for each share and Union option holders will receive the difference between $22.63 and the exercise price of the option times the number of shares subject to the option. The resulting total cash merger consideration is approximately $65.7 million.

      The total merger consideration results in a multiple of:

•	23.2 times trailing earnings of Union for the twelve months ended June 30, 2002; and

•	a multiple of 2.66 tangible book value and 2.17 book value at June 30, 2002.

      Premium over Union’s stock price. The merger consideration of $22.63 per share represents an approximately 78% premium over Union’s 10-day average stock trading price of $12.69 as of September 23, 2002. The average control premium of all public bank merger transactions was 37.9% for the twelve months ending August 31, 2002. The control premium is defined as the premium represented by the merger price at announcement over the trading price five days prior to announcement. The 52 week high of Union’s stock price was $14.45 on July 14, 2002.

      Comparable company analysis. McDonald reviewed and compared the valuation implied by the financial consideration and actual selected financial information for Union with corresponding information for a peer group of publicly traded banks. The trading-multiples referenced in this section represent minority valuations or the value at which one share trades in the open market. In order to compare these multiples to the implied Union multiples, which represent the value paid for control or 100% of the common stock, it is necessary to adjust the multiples for control. The average premium for control is calculated by taking the average of the premium of a merger price at announcement over the trading price five days prior to the announcement of all bank merger transactions for the twelve months ended August 31, 2002. In calculating the imputed reference valuation range, a control premium of 37.9% was applied to the appropriate valuation multiples.

      The companies in the guideline comparable group were chosen based on the following parameters:

•	banks with assets size between $250 million and $800 million;

•	banks with a return on average assets between .50% and 1.00%; and

•	banks located in or near metropolitan areas.

      The search resulted in a guideline comparable company group consisting of 5 companies. The group is listed below:

Name	City	State

Vail Banks	Vail	Colorado
First State Bancorp	Albuquerque	New Mexico
Exchange National Bancshares	Jefferson City	Missouri
United Bancorp	Martins Ferry	Ohio
Merchants and Manufacturers	New Berlin	Wisconsin

      The following table represents a summary analysis of the guideline comparable company group and Union based on market prices as of September 23, 2002 and the latest publicly available financial data as of or for the twelve months ended June 30, 2002:

	Mean	Median	Union

Total Assets ($000)	$634,843	$613,812	$453,822
Equity/Assets	9.4%	9.2%	6.7%
Return on Assets	0.94%	0.98%	0.62%
Return on Equity	10.31%	9.42%	9.76%
Non-Performing Assets / Total Loans	0.73%	0.72%	0.66%
Price/Last Twelve Months Earnings	13.1x	13.2x	23.2x
Premium/Assets	7.7%	8.3%	7.8%
Price/Tangible Book	174.2%	145.8%	265.8%

*	Union’s return on average assets and return on average equity are for six months ended June 30, 2002 annualized. Union’s multiples represent the merger pricing multiples.

      McDonald’s analysis of the guideline comparable company group implied a reference valuation range for Union of between $18.05 and $22.43 per share.

      McDonald reviewed and compared the valuation implied by the financial consideration and actual selected financial information for Union with corresponding information for a group of all publicly traded banks. A summary analysis of the group, sorted into specific groups according to different business characteristics, compared to that of Union is listed below:

			Price/
		Total Assets	Reported	Price/Tangible	Price/
Name	Number	($000)	Earnings	Book Value	Assets

All Publicly Traded Banks Median	445	$882,890	14.5x	186.9%	15.2%
West Region Publicly Traded Banks Median	7	$1,013,082	14.2x	190.6%	13.3%
Colorado Publicly Traded Banks Median	3	$560,883	11.8x	249.1%	12.6%
Assets $250mm-$750mm Median	163	$491,546	13.4x	160.2%	12.6%
Market Capitalization $25mm-$75mm Median	116	$403,446	13.3x	142.7%	11.5%
Return on Assets 50bp-100bp Median	121	$617,585	14.8x	143.7%	10.9%
Return on Equity 7%-15% Median	234	$697,864	14.3x	171.2%	14.2%
Tangible Capitalization 5%-10% Median	346	$975,336	14.4x	190.4%	14.4%
Mean		$705,329	13.8x	179.4%	13.1%
Median		$657,725	14.3x	179.1%	12.9%
Union		$453,822	23.2x	265.8%	14.5%

      McDonald’s analysis of transactions involving all public company banks implied a reference valuation range for Union of between $19.01 and $21.68 per share.

      Comparable transaction analysis. McDonald reviewed and compared actual information for a group of 12 guideline comparable merger transactions, announced since January 1, 2000, deemed pertinent to an analysis of the merger. Transactions in the guideline comparable group were chosen based on the following parameters:

•	bank acquisitions with assets size between $250 million and $800 million;

•	bank acquisition with a return on assets between .50% and 1.00%; and

•	bank acquisitions located in or near metropolitan areas.

      The 12 guideline comparable merger transaction group is listed below:

			Transaction
			Value
Target Name	Target State	Consideration	($000)

Iroquois Bancorp, Inc.	New York	Cash	$80,300
Home Bancorp	Indiana	Stock	$39,000
Commercial Bancshares, Inc.	Texas	Stock	$53,300
First Liberty Bank Corp.	Pennsylvania	Stock	$87,100
Bay Bancshares, Inc.	Texas	Cash	$53,000
Drovers Bancshares Corp.	Pennsylvania	Stock	$146,600
FNH Corp.	Pennsylvania	Stock	$39,900
Southside Bancshares Corp.	Missouri	Mixed	$123,600
Bank West Financial Corp.	Michigan	Cash	$29,800
National Bancshares Corp.	Texas	Cash	$97,600
Yonkers Financial Corp.	New York	Cash	$69,600
Civic BanCorp.	California	Mixed	$111,300
Mean			$77,592
Median			$74,950
Union			$65,690

      The following table represents a summary analysis for the comparable merger transaction group and Union based on publicly announced transaction data:

	Mean	Median	Union

Total Assets ($000)	$510,699	$540,687	$453,822
Equity/Assets	8.8%	9.0%	6.7%
Return on Assets	0.77%	0.75%	0.62%
Return on Equity	9.17%	8.99%	9.76%
Price/Earnings	18.0x	17.7x	23.2x
Price/Tangible Book	184.7%	180.9%	265.8%
Premium/Assets	6.0%	6.1%	7.8%

*	Union’s return on average assets and return on average equity are for six months ended June 30, 2002 annualized.

      McDonald’s analysis of comparable merger transactions implied a reference valuation range for Union of between $16.34 and $20.01 per share.

      McDonald reviewed and compared actual information for a group of all comparable transactions announced in the last twelve months deemed pertinent to an analysis of the merger:

		Total		Transaction Value/
		Assets	Transaction Value/	Last Twelve
Name	Number	($000)	Tangible Book	Months Earnings

All Recent Median*	163	$91,528	182.0%	18.5x
Last 90 Day*	34	$90,816	227.2%	20.2x
All Pending Median	58	$87,598	203.6%	19.0x
West Region Recent Median*	4	$84,781	255.3%	9.1x
Colorado Recent Median*	3	$68,923	255.3%	9.1x
Assets $250mm-$750mm Median*	26	$359,960	255.2%	19.6x
Deal Size $50mm-$100mm Median*	16	$326,884	256.2%	17.8x
Return on Assets 50bp-100bp Median*	57	$76,326	177.6%	23.8x
Return on Equity 7%-15% Median*	75	$140,370	195.5%	19.0x
Tangible Capitalization 5.00%-10.00% Median*	100	$106,452	201.5%	19.0x
Non-Performing Assets 0.25%-1.00% Median*	47	$105,981	200.9%	19.2x
Mean		$139,965	219.1%	17.6x
Median		$91,528	203.6%	19.0x
Union		$453,822	265.8%	23.2x

*	Recent transactions are deals announced in the last twelve months.

      McDonald’s analysis of this broader group of comparable merger transactions implied a reference valuation range for Union of between $17.72 and $19.01 per share.

      Discounted earnings analysis. McDonald performed a discounted earnings analysis with regard to Union under various scenarios. McDonald’s base discounted earnings valuation analyzed Union on a stand-alone basis. McDonald also assumed that Union performed in accordance with the financial statement forecasts from 2002 through 2006, developed by McDonald using assumptions and guidance from Union’s senior management. This analysis utilized a discount rate range of 11.7% to 15.7%. McDonald estimated the terminal values by using multiples of earnings, book value, and premium to assets. The terminal multiples ranged from 12.7 to 16.7 times earnings, 2.13 to 2.53 times book value, and premium to assets ratios from 8.2% to 12.2%. The various ranges for discount rates and terminal value multiples were chosen by McDonald based upon theoretical analyses of cost of capital ranges and transaction multiples that could be applicable. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

      McDonald’s discounted earnings analysis implied a reference valuation range for Union of between $17.64 and $23.53 per share.

      Other analyses. McDonald also reviewed certain other information and performed other analyses including reviewing Union’s past discussions and negotiations with potential interested parties and the process leading up to the KeyCorp merger agreement.

      No company used as a comparison in the above analyses is identical to Union and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical;

rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Union is being compared.

      For its financial advisory services provided to Union, McDonald has been paid fees of $52,500 to date and will be paid a fee of approximately $1.038 million contingent upon closing of the merger. In addition, Union has agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred by it on Union’s behalf, as well as to indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws.

      McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities may have from time to time purchased securities from, and sold securities to, Union. As a market maker McDonald may also have purchased and sold the securities of Union for McDonald’s own account and for the accounts of its customers.

     Opinion of Alex Sheshunoff & Co. Investment Banking, L.P.

      Union retained Alex Sheshunoff & Co. Investment Banking, L.P., or Alex Sheshunoff, to provide its opinion of the fairness from a financial viewpoint of the cash consideration to be received by the stockholders of Union in connection with the merger. As part of its investment banking business, Alex Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes.

      On September 24, 2002, Alex Sheshunoff rendered its written fairness opinion that, as of such date, the merger consideration to be received by the holders of Union common stock was fair, from a financial point of view, to such stockholders.

      The full text of Alex Sheshunoff’s fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C-2 to this proxy statement. The stockholders of Union are urged to read Alex Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Union and does not constitute a recommendation to any stockholder of Union as to how such stockholder should vote at the special stockholder meeting of Union.

      In connection with the fairness opinion, Alex Sheshunoff:

1. Reviewed the merger agreement;

2. Evaluated Union’s consolidated results based upon a review of its annual financial statements for the five-year period ending December 31, 2001 and the year-to-date period ending June 30, 2002;

3. Reviewed Union’s Annual Report on Form 10-K for the period ending December 31, 2001 and Union’s Quarterly Report on Form 10-Q for the periods ending June 30, 2002;

4. Reviewed call report information as of June 30, 2002 for Union;

5. Conducted conversations with Union’s executive management regarding the recent and projected financial performance of Union;

6. Compared Union’s recent operating results and pricing multiples with those of certain other banks in Colorado which have recently been acquired;

7. Compared Union’s recent operating results and pricing multiples with those of certain other banks located in the United States which have recently been acquired;

8. Analyzed the net present value of the after-tax cash flows Union could produce through the year 2006, based on assumptions reviewed with Union’s management;

9. Reviewed the recent stock price of Union;

10. Performed such other analyses as Alex Sheshunoff deemed appropriate.

      In connection with its review, Alex Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Alex Sheshunoff did not assume any responsibility for independent verification of such information. Alex Sheshunoff assumed that internal confidential financial projections provided by Union were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Union and did not independently verify the validity of such assumptions. Alex Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Union nor was Alex Sheshunoff furnished with any such appraisals. Alex Sheshunoff did not examine any individual loan files of Union Bank & Trust. Alex Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

      The fairness opinion of Alex Sheshunoff is necessarily based on economic, market and other conditions as in effect on, and the information made available to Alex Sheshunoff as of, September 24, 2002.

      In rendering its fairness opinion, Alex Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Alex Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Alex Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Alex Sheshunoff’s view of the actual value of Union.

      In performing its analyses, Alex Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Union. The analyses performed by Alex Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Alex Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Union with respect to the value of Union.

      The following is a summary of the analyses performed by Alex Sheshunoff in connection with its opinion. The following discussion contains financial information concerning Union as of June 30, 2002 and market information as of September 24, 2002.

      Analysis of selected transactions. Alex Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations in Colorado and in the United States with comparable characteristics to the merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

      The first set of comparable transactions consisted of two transactions in Colorado for which pricing data were available, namely the acquisition of Minnequa Bancorp, Inc. by Zions Bancorporation and the acquisition of First Community Industrial Bank by First State Bancorporation. The group was limited to mergers and acquisitions of banks with assets between $200 million and $600 million that were announced between July 1, 2001 and September 1, 2002. The analysis yielded multiples of the purchase prices in these transactions relative to:

1. Book value ranging from 1.94 times to 2.55 times with an average of 2.25 times (compared with the multiple implied in the merger of 2.18 times the June 30, 2002 book value for Union);

2. Last twelve months earnings ranging from 9.1 times to 14.6 times with an average of 11.9 times (compared with the multiple implied in the merger of 24.0 times last twelve months earnings as of June 30, 2002 for Union);

3. Total assets ranging between 13.80% and 15.99% with an average of 14.90% (compared with the multiples implied in the merger of 14.57% of June 30, 2002 total assets for Union); and

4. Total deposits ranging from 14.95% to 28.24% with an average of 21.60% (compared with the multiples implied in the merger of 19.20% of deposits as of June 30, 2002 for Union).

      The second set of comparable transactions consisted of a group of banks in the United States with profitability, asset size and characteristics similar to Union and for which pricing data were available. These comparable transactions, which are listed on Exhibit Two to Appendix C-2 of this proxy statement, consisted of 37 mergers and acquisitions of banks in the United States with total assets between $200 million and $600 million that were announced between July 1, 2001 and September 1, 2002. The analysis yielded multiples of the purchase prices in these transactions relative to:

1. Book value ranging from .97 times to 4.15 times with an average of 2.32 times and a median of 2.31 times (compared with the multiples implied in the merger of 2.18 times June 30, 2002 book value for Union);

2. Last twelve months earnings ranging from 8.2 times to 57.6 times with an average of 21.5 times and a median of 18.5 times (compared with the multiples implied in the merger of 24.0 times last twelve months earnings as of June 30, 2002 for Union;

3. Total assets ranging between 7.53% and 34.48% with an average of 19.83% and a median of 19.88% (compared with the multiples implied in the merger of 14.57% of June 30, 2002 total assets for Union); and

4. Total deposits ranging from 8.93% to 44.38% with an average of 23.92% and a median of 24.14% (compared with the multiples implied in the merger of 19.20% of deposits as of June 30, 2002 for Union).

      Discounted cash flow analysis. Using discounted cash flow analysis, Alex Sheshunoff estimated the present value of the expected cash flows Union could produce through the year 2006 assuming that it performed in accordance with the earnings/return projections prepared by Union management.

      Alex Sheshunoff estimated the terminal value for Union at the end of 2006 by assuming a 5% perpetual growth rate after 2006. No dividend payments were projected because the level of capital never exceeded the target minimum of 7%. Alex Sheshunoff discounted the terminal value using a 14% discount rate. The discount rate was chosen to reflect assumptions regarding the required rates of return of Union and the inherent risk surrounding the underlying cash flow projections. This discounted cash flow analysis indicated a value of $56.9 million compared to the estimated aggregate transaction value of $65.7 million to be paid by KeyCorp in connection with the merger.

      The discounted cash flow analysis used by Alex Sheshunoff is a widely-used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual or expected values of Union common stock.

      Analysis of Union trading price. Alex Sheshunoff compared the average trading price for the shares of Union common stock over the last two years prior to September 24, 2002 with the $22.63 per share merger consideration to be received. For the 30 days prior to September 24, 2002, the average trading price for Union common shares was $12.91. The per share merger consideration of $22.63 represents a 75.29% premium to the average trading price of Union common shares for the aforementioned period.

      For the purposes of the per share analyses in this and the preceding section, Alex Sheshunoff assumed options outstanding were exercised and the option holder would receive full value consideration for the options exercised.

      No company or transaction used in the comparable transaction analyses is identical to Union, KeyCorp, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Union and KeyCorp and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

      Pursuant to an engagement letter dated August 15, 2002 between Union and Alex Sheshunoff, Union agreed to pay Alex Sheshunoff a fixed fee of $45,000 for its services.

      Union also agreed to indemnify and hold harmless Alex Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letters, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Alex Sheshunoff or any matter for which Alex Sheshunoff may have strict liability.

      The fairness opinion is directed only to the question of whether the $22.63 per share cash merger consideration to be received by the holders of Union common stock is fair from a financial perspective to Union stockholders and does not constitute a recommendation to any Union stockholder to vote in favor of the merger. No limitations were imposed on Alex Sheshunoff regarding the scope of its investigation or otherwise by Union.

      Based on the results of the various analyses described above, Alex Sheshunoff concluded that the merger consideration to be received by Union stockholders pursuant to the merger is fair from a financial point of view.

KeyCorp’s Reasons for the Merger

      A stated strategic priority for KeyCorp has been the expansion and growth of its commercial banking operations throughout the United States, and, in particular, in select markets where KeyCorp is already established. KeyCorp’s principal banking subsidiary, KeyBank National Association, a full service insured depository institution, has 44 offices throughout the Denver metropolitan area and in the Colorado communities of Boulder, Colorado Springs, Estes Park, Fort Collins, Fort Morgan, Greeley and Sterling. KeyCorp has more than 700 employees and 77 ATMs in Colorado to serve clients in addition to its KeyCenter branch network. The proposed acquisition of Union represents the continuation of KeyCorp’s commercial banking growth strategy and is consistent with KeyCorp’s steps to add market share in the Denver metropolitan area, a market KeyCorp considers to be highly attractive.

      In addition to KeyCorp’s expanded presence in the metropolitan Denver area as a result of the merger with Union and the acquisition of Union Bank & Trust, KeyCorp will be able to use its resources to expand the range of services available to Union Bank & Trust’s customers, thus enhancing the competitiveness of KeyBank and Union Bank & Trust. KeyCorp also expects ultimately to achieve cost synergies through the integration of Union Bank & Trust’s operations with those of KeyBank, including by means of a possible merger of Union Bank & Trust with KeyBank.

INTERESTS OF MANAGEMENT IN THE TRANSACTION

      Some of Union’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders of Union. Union’s board of directors knew about these additional interests and considered them when they adopted the merger agreement. These interests are described below.

      Severance payments. The executive officers of Union will be entitled to severance payments under their employment agreements with Union upon completion of the merger. As an inducement and condition to KeyCorp’s willingness to enter into the merger agreement, each of the executive officers of Union entered into Separation and Non-competition Agreements with KeyCorp and Union. Pursuant to such agreements, each executive officer’s employment with Union and/or Union Bank & Trust will terminate upon the effective time of the merger. Each executive officer has also agreed to certain non-competition, non-solicitation and non-disparagement restrictions for a period of three years after the effective time of the merger. The following table sets forth the estimated total amount of potential payments to these executive officers upon termination of employment as described above:

Estimated Amount Of
Executive Officer	Total Severance Payment

Charles R. Harrison	$670,492
Herman J. Zueck	$958,098
Bruce E. Hall	$699,464

      Under their employment agreements with Union, the severance payments noted above for the executive officers are limited to the total amount Union may deduct under Section 280G of the Internal Revenue Code. Accordingly, the total severance payment will be limited to the amount equal to three times the average of the executive’s base salary and annual bonus.

      Accelerated vesting of benefits. The officers and directors of Union will benefit from the acceleration of vesting of benefits under Union’s Nonemployee Directors’ Stock Option Plan and Union’s Equity Incentive Plan.

      Upon completion of the merger, each outstanding option to purchase shares of Union’s common stock, whether or not then exercisable, will be canceled. The holders of each option that is canceled will be entitled to receive an amount in cash equal to the difference between $22.63 and the exercise price per share of the Union option multiplied by the number of shares of Union common stock previously subject to the canceled option. As a result, the following executive officers will be entitled to receive payments in the amounts set forth below upon the completion of the merger and cancellation of Union options that they hold.

Amount To Be Received
Executive Officer	For Canceled Options

Charles R. Harrison	$3,864,849
Herman J. Zueck	$2,337,437
Bruce E. Hall	$1,831,769

      Additionally, the Union directors who are not also officers of Union will be entitled to receive payments in an aggregate amount of $391,329 upon the completion of the merger and cancellation of Union options that they hold.

      Indemnification. Directors and officers of Union are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement.

      Union’s directors, executive officers and their affiliates hold 1,118,394 shares, or approximately 46.4%, of Union’s outstanding common stock entitled to vote on the merger. Charles R. Harrison, Bruce E. Hall and Herman J. Zueck, the executive officers of Union, hold, in the aggregate, 846,022 out of the total of 1,118,394 shares held by all directors, executive officers and their affiliates (approximately 34.8% of the total number of outstanding shares), and have each agreed to vote those shares in favor of the merger pursuant to voting and support agreements.

      Invesco Field lease. Union Bank & Trust occupies a stadium box at Invesco Field at Mile High. The deposit for the lease was originally paid by Mr. Harrison on behalf of Union Bank & Trust. Prior to the effective time of the merger, Mr. Harrison will receive $17,000 of the original deposit fee.

      Employment agreement. Charles Worthington, a director of Union and President of Union Bank & Trust, has executed an employment agreement with KeyCorp to fulfill a condition to KeyCorp’s willingness to enter into the merger agreement and its obligation to consummate the merger. The employment agreement, which was executed on September 25, 2002, will only become effective as of the effective time of the merger and provides that Mr. Worthington will act as Union Bank & Trust’s District Vice Chairman if the merger is consummated. Pursuant to the agreement, Mr. Worthington will receive an annual base salary of $165,000, and be eligible for incentive compensation, KeyCorp stock options and benefits. Mr. Worthington has agreed to certain non-competition, non-solicitation and non-disparagement provisions for a period of at least three years after the effective time of the merger. Three other executives of Union Bank & Trust entered into employment agreements with KeyCorp.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material federal income tax consequences of the merger to holders of Union common stock and is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement. Due to the complexity of the Internal Revenue Code, the following discussion is limited to the material federal income tax consequences of the merger for a stockholder of Union who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Union common stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations (such as the Union Bankshares, Ltd. Profit Sharing 401(k) Plan), S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Union common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local or other tax consequences of the merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

      For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Union common stock for cash by each Union stockholder (including any stockholder who properly exercises appraisal rights). Accordingly, the federal income tax consequences to the Union stockholders receiving cash generally will be as follows:

•	The stockholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of Union common stock pursuant to the merger.

•	The capital gain or loss will be long-term with respect to shares of Union common stock the stockholder has held for a period of more than one year as of the effective time of the merger.

•	The amount of capital gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of appraisal rights, and the stockholder’s tax basis in the shares of Union common stock at the effective time of the merger.

      Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises appraisal rights, will be reported to the extent required by the Internal Revenue Code, to Union stockholders and the Internal Revenue Service. These amounts will not ordinarily be subject to withholding of U.S. federal income tax. However, backup withholding of the tax, currently imposed at a 30% rate, may apply to a stockholder who fails to supply Union or Computershare Investor Services, as paying agent, with the stockholder’s taxpayer identification number or has failed to report all interest and dividends required to be shown on the stockholder’s federal income tax returns. Accordingly, each Union stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which will be included in the appropriate letter of transmittal for the shares of Union common stock. Withholding also may apply to a Union stockholder who is otherwise exempt from this withholding, such as a non-resident alien, if that person fails to properly document its exempt status.

ACCOUNTING TREATMENT

      The merger will be accounted for by the purchase method of accounting, in accordance with U.S. generally accepted accounting principles. This means that KeyCorp will record as goodwill the excess of the purchase price of Union over the fair value of Union’s identifiable assets, including intangible assets, and liabilities.

REQUIRED REGULATORY APPROVALS

      The consummation of the merger is subject to a number of regulatory approvals that are described below. While KeyCorp and Union have no reason to believe that they will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all.

APPROVALS UNDER FEDERAL AND STATE LAWS

      The Board of Governors of the Federal Reserve System and the Division of Banking of the State of Colorado must approve the merger. The regulators’ review of the applications will not include an evaluation of the proposed transaction from the financial perspective of the individual stockholders of Union. Further, no stockholder should construe an approval of the application by either regulator to be a recommendation that the stockholders vote to approve the proposal. Each stockholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Stockholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the stockholder.

THE MERGER AGREEMENT

      This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement.

The Merger

      Buffalo Acquiror Sub, Inc., a Delaware corporation and a wholly owned subsidiary of KeyCorp, will merge with and into Union, with Union surviving as a wholly owned subsidiary of KeyCorp. Buffalo Acquiror Sub was created solely for the purposes of the merger and has no significant assets and no operations of its own.

Effective Time of the Merger

      The merger will become effective when KeyCorp and Union file a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the third business day after the last of the conditions to the consummation of the merger contained in the merger agreement have been either satisfied or waived, or on another date agreed upon by KeyCorp and Union.

Consideration to be Received in the Merger

      At the time the merger becomes effective, each issued and outstanding share of Union common stock, other than shares held by Union or its subsidiaries, and other than shares held by stockholders exercising appraisal rights, will be canceled and converted into the right to receive $22.63 in cash without interest. Shares of Union common stock owned by Union or its subsidiaries will be canceled at the effective time of the merger. Shares held by stockholders exercising appraisal rights will be canceled and those stockholders will be paid in accordance with Delaware law.

Exchange Procedures

      Promptly after the effective time of the merger, Computershare Investor Services, as paying agent, will mail to each person who was, at the effective time, a holder of record of Union common stock a letter with instructions on how to exchange Union stock certificates for the cash merger consideration.

      Please do not send in your Union stock certificates until you receive the “letter of transmittal” and instructions from Computershare Investor Services. Do not return your stock certificates with the enclosed proxy card. If your shares of Union stock are held through a broker, your broker will surrender your shares for cancellation.

      After you deliver the letter of transmittal duly executed and completed in accordance with its instructions, and your stock certificates, to Computershare Investor Services, KeyCorp will cause your check in the amount of consideration that you are entitled to, less any required tax withholdings, to be mailed to you no more than five business days after surrender to Computershare Investor Services. If you are receiving more than $500,000, you may elect, upon providing the paying agent with adequate wire instructions, to receive a wire transfer no later than two business days after surrender to Computershare Investor Services. The Union stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of Union common stock, and Union stock certificates presented for transfer after the effective time of the merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of Union common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to Union’s or KeyCorp’s satisfaction that such tax has been paid or is not applicable.

      If your Union stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares, and, if requested, you must provide a bond or indemnity. Computershare Investor Services will send you instructions on how to provide such proof.

      If you do not return a completed letter of transmittal and your Union stock certificates to Computershare Investor Services within 180 days after the effective time of the merger, you will be required to look to KeyCorp and Union, as a general creditors, for payment of the cash merger consideration.

Representations and Warranties

      The merger agreement contains a number of customary representations and warranties made by Union and KeyCorp relating to themselves and their respective subsidiaries. Union has made representations and warranties regarding, among other things:

•	its due organization, good standing and qualification;

•	its capital stock;

•	its subsidiaries;

•	its corporate power, authority and action;

•	its regulatory approvals and consents required for merger;

•	its SEC documents and financial statements;

•	the absence of any violations as a result of the merger agreement;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	its properties;

•	litigation and regulatory actions;

•	its compliance with laws and registrations with appropriate authorities;

•	its material contracts;

•	its owned and leased real property;

•	its books and records and accounting controls;

•	its environmental matters;

•	its use of brokers or finders;

•	its compensation and benefit plans;

•	its labor relations;

•	its insurance;

•	its tax matters;

•	its intellectual property;

•	the absence of any non-competition and non-solicitation contracts;

•	its loans and investments;

•	its risk management and allowance for loan losses; and

•	its disclosure in connection with the merger agreement.

      KeyCorp has made representations and warranties regarding, among other things:

•	its due organization, good standing and authority;

•	its corporate authority and action;

•	its regulatory filings and consents required for the merger;

•	the absence of any violations as a result of the merger agreement;

•	the availability of funds;

•	the interim operations of Buffalo Acquiror Sub; and

•	its use of brokers and finders.

Conduct of Business Pending the Merger

      During the period from the signing of the merger agreement until the merger becomes effective, Union has agreed, subject to the exceptions specified in the merger agreement, that Union and each of its subsidiaries will not, without the consent of KeyCorp or except as previously disclosed to KeyCorp, among other things:

•	carry on its business other than in the ordinary and usual course and, to the extent consistent with that obligation, will use its reasonable efforts to preserve its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates;

•	engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Union or any of its subsidiaries, nor will it permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights;

•	repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of Union capital stock;

•	make, declare, set aside for payment, or pay any dividend or other distribution on the capital stock of Union or any of its subsidiaries, other than dividends or distributions from wholly owned subsidiaries of Union to Union;

•	effect any recapitalization, reclassification, stock split or like change in capitalization;

•	enter into, or take any action to cause any holders of Union capital stock to enter into, any agreement, understanding or commitment relating to the right of holders of Union capital stock to vote any shares of Union capital stock, or, except to the extent required by law, cooperate in any formation of any voting trust relating to such shares;

•	issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any lien in respect of, or amend or modify the terms of, any equity interests held in any subsidiary;

•	enter into, amend, modify, renew, or terminate any employment, consulting, severance or similar contract;

•	increase the salary, wages or other benefits of employees;

•	enter into, establish, adopt, amend, modify or terminate any benefit plan in respect of any current or former director, officer or employee of Union or any of its subsidiaries or take any action to accelerate vesting thereunder;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien in respect of, or discontinue any material amount of its assets, businesses or properties;

•	acquire any material amount of assets, properties or deposits of another person;

•	amend the corporate governance documents of Union or any of its subsidiaries;

•	implement or adopt any change in accounting principles, practices, or methods except as may be required by generally accepted accounting principles;

•	make any election with respect to taxes;

•	enter into, amend, renew or terminate material contracts;

•	settle any claim, action or proceeding except those involving solely money damages of less than $50,000 and meeting the other conditions set out in the merger agreement;

•	except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices or (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk;

•	except as required by applicable law, take any action that is reasonably likely to result in any of Union’s representations or warranties being untrue in any material respect;

•	except as required by applicable law, take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied or result in a material breach of the merger agreement;

•	incur debt other than in the ordinary course of business consistent with past practice;

•	make any loan other than in the ordinary course of business consistent with lending policies in effect on September 25, 2002 or make any loan or advance to any customer who, as a result of such loan or advance, would have a total credit exposure associated with its overall relationship with Union in excess of $1,000,000;

•	make any payment of cash or other consideration to or on behalf of, or enter into, amend or grant a consent or waiver under, or fail to enforce, any contract with any related person;

•	make any capital expenditures in excess of amounts provided in the merger agreement; or

•	agree, commit to or enter into any agreement to take any of the actions discussed above.

      In addition, during the period from the signing of the merger agreement until the merger becomes effective, KeyCorp has agreed, subject to exceptions specified in the merger agreement, that it and each of its subsidiaries will not take any action that is intended or is reasonably likely to result in any of KeyCorp’s representations and warranties being untrue, any of the conditions to the merger agreement not being satisfied or a material breach of the merger agreement; except in each case, as may be required by applicable law.

No Solicitation of Acquisition Proposals

      Union has agreed that it will not, and it will cause its subsidiaries, and each of their representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. However, Union has the right to:

•	make any disclosure to Union’s stockholders if, in the good faith judgment of its board of directors, failure to do so would be inconsistent with its obligations under applicable law; and

•	provide information to, or engage in discussions or negotiations with, any person who has made a bona fide written acquisition proposal that was received after September 25, 2002 and before the special meeting of stockholders and recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if (1) the acquisition proposal is a superior proposal, (2) Union’s board of directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to Union and its stockholders, and (3) any confidential information is provided, Union receives a confidentiality agreement from the person making the superior proposal substantially in the form of KeyCorp’s confidentiality agreement with Union.

      A superior proposal is an acquisition proposal by a third party on terms that Union’s board of directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable from a financial point of view to Union and its stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of consummation of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of that proposal and any other relevant factors permitted under applicable law. The Union board of directors must also notify KeyCorp that, absent action on the part of KeyCorp, it would consider the third-party acquisition proposal to be a superior proposal and must give KeyCorp at least three business days to respond to the third-party acquisition proposal. The Union board of directors must then consider any amendment or modification to the merger agreement proposed by KeyCorp in response to the proposal in determining whether it is a superior proposal.

      Union has also agreed to:

•	terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date the merger agreement was signed; and

•	notify KeyCorp within 24 hours of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal.

Stock Options

      With respect to each stock option, prior to the effective time of the merger, Union will take all necessary actions, including obtaining consents from each option holder and passing board resolutions, so that as of the effective time of the merger, each outstanding stock option, whether or not then exercisable, is canceled. The holder of each stock option that is canceled will be entitled to receive an amount in cash equal to the difference between $22.63 and the exercise price per share of the Union stock option multiplied by the number of Union shares previously represented by that Union stock option.

Other Employee Benefits

      Union and KeyCorp have agreed that, after completion of the merger:

•	KeyCorp will provide generally to officers and employees of Union who continue employment with KeyCorp or its subsidiaries employee retirement, welfare and other benefits, fringe benefits and perquisites that are generally comparable in the aggregate to those provided to similarly situated KeyCorp employees.

•	KeyCorp will cause each employee benefit plan of KeyCorp in which employees of Union and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the prior service of such employees with Union and its subsidiaries as if such service were with KeyCorp, to the same extent that such service was credited under a comparable plan of Union and its subsidiaries.

•	Employees of Union and its subsidiaries will not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of KeyCorp in which they are eligible to participate. Employees of Union and its subsidiaries will retain credit for vacation pay that has been accrued as of the effective time of the merger, and for purposes of determining the entitlement of such employees to vacation pay following the merger, the service of such employees with Union and its subsidiaries will be treated as if such service was with KeyCorp.

Indemnification; Directors’ and Officers’ Insurance

      Following the merger and for a period of six years thereafter, KeyCorp will, or will cause the surviving entity to, indemnify, defend and hold harmless the present and former directors and officers of Union and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time. KeyCorp has agreed to provide the foregoing indemnification to the fullest extent that Union is permitted to indemnify its directors and officers under applicable law and Union’s certificate of incorporation and bylaws as in effect on September 25, 2002. KeyCorp has also agreed to, or cause the surviving entity to, advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

      Additionally, for a period of three years after the merger, KeyCorp will provide, or cause the surviving entity to provide, that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Union or any of its subsidiaries (determined as of the effective time of the merger) with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger. The insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided by Union. In no event, however, is KeyCorp required to expend more than 150% of the current amount spent by Union to maintain or procure such directors’ and officers’ insurance coverage. If KeyCorp is unable to maintain or obtain the insurance called for under the merger agreement, KeyCorp will obtain as much comparable insurance as is available at a cost of no more than 150% of the current amount spent by Union.

Additional Covenants

      The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

      Reasonable best efforts. Subject to the terms of the merger agreement, Union and KeyCorp will use their reasonable best efforts in good faith to take, or cause to take, all actions, and to do, or cause others to do, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable. Each party will cooperate fully with the other to that end.

      Stockholder meetings. Union and KeyCorp will cooperate to file with the Securities and Exchange Commission any documents necessary to complete the merger. Union will take all action necessary to convene a special meeting of its stockholders as promptly as practicable after September 25, 2002, at which time the holders of Union’s common stock will consider the adoption of the merger agreement, even if the board makes no recommendation with respect to this proposal or recommends that the stockholders reject this proposal, unless the merger agreement is terminated before the date of the special meeting. The board of directors of Union has adopted a resolution recommending that the Union stockholders adopt the merger agreement and will keep this resolution in effect, subject to the right of the board to withdraw its recommendation under certain circumstances.

      Regulatory applications; consents. Union, KeyCorp and their respective subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable.

Conditions to Consummation of the Merger

      The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

      Conditions to KeyCorp’s and Union’s obligations. KeyCorp and Union are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	The merger agreement must be adopted by the holders of a majority of the outstanding shares of Union common stock.

•	All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities and other third parties required for the consummation of the merger must have been obtained or made and must be in full force and effect and all waiting periods required by law must have expired other than those, with respect to third parties that are not governmental authorities, that, if they were not obtained or made or if they had not expired, would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the surviving corporation in the merger or KeyCorp. No governmental or regulatory consent will be deemed obtained or made if it is subject to any condition or restriction, the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a material adverse effect on the surviving corporation in the merger or KeyCorp after the merger.

•	No governmental authority may have enacted or issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, which is in effect, that restrains or prohibits the consummation of the merger and the related transactions.

      Conditions to the obligations of Union. Union will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	The representations and warranties of KeyCorp must be true and correct as of the date of the merger agreement and as of the date of closing, or, in the case of representations and warranties that by their terms speak as of the date of the merger agreement or some other date, must be true and correct only as of that date, except where the failure to be true and correct would not have a material adverse effect on KeyCorp, and Union must have received a certificate to that effect, dated the closing date, signed by a senior officer on behalf of KeyCorp.

•	KeyCorp must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and Union must have received a certificate to that effect, dated the closing date, signed by a senior officer on behalf of KeyCorp.

      Conditions to the obligations of KeyCorp. KeyCorp will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•	The representations and warranties of Union must be true and correct as of the date of the merger agreement and as of the date of closing, or, in the case of representations and warranties that by their terms speak as of the date of the merger agreement or some other date, must be true and correct only as of that date, except where the failure to be true and correct would not have a material adverse effect on Union, and KeyCorp must have received a certificate to that effect, dated the closing date, signed by Union’s Chief Executive Officer and Chief Financial Officer on behalf of Union.

•	Union must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and KeyCorp must have received a certificate to that effect, dated the closing date, signed by Union’s Chief Executive Officer and Chief Financial Officer on behalf of Union.

•	All consents or approvals of all persons other than governmental authorities required for or in connection with the consummation of the merger of Union Bank & Trust with a wholly owned banking subsidiary of KeyCorp must have been obtained and be in full force and effect unless the failure to obtain any such consent or approval is not reasonably likely to impair the consummation of such merger.

•	Each of Fred Artes, Charles Worthington, Mark Truitt and Van Horsely must have executed employment agreements and be employed by Union Bank & Trust immediately prior to the effective time of the merger.

•	Each of Messrs. Harrison, Hall and Zueck must have executed a separation agreement and such agreement must be in full force and effect.

•	Each of Messrs. Harrison, Hall, Zueck and Worthington must have executed a director/officers release and such release must be in effect and irrevocable as of the effective time of the merger.

Termination and the Effects of Termination

      The merger agreement may be terminated under the circumstances described in this section. In some cases this may require Union to pay a termination fee which is described in the next section.

      Termination by KeyCorp or Union. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by:

•	the mutual consent of KeyCorp and Union;

•	KeyCorp or Union, in the event of:

—	a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; and

—	condition of the merger agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to consummate the merger as further discussed in the merger agreement;

•	KeyCorp or Union if the merger is not completed on or before April 30, 2003;

•	KeyCorp or Union, if the approval of any governmental authority required for consummation of the merger has been denied by final non-appealable action of the governmental authority;

•	KeyCorp or Union if the stockholders of Union fail to adopt the merger agreement at the special meeting, including any adjournment or postponement thereof;

•	KeyCorp, if at any time prior to the adoption of the merger agreement by the Union stockholders, Union’s board of directors fails to recommend that the stockholders of Union adopt the merger agreement, or adversely modifies its recommendation; or

•	by Union at any time prior to the adoption of merger agreement by the Union stockholders, if (1) Union is not in material breach of the terms of the merger agreement, (2) the Union board of directors authorizes Union, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and Union notifies KeyCorp in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (3) Union concurrently with such termination pays the termination fee to KeyCorp.

Fee if the Merger Agreement is Terminated

      Union must pay to KeyCorp a cash termination fee of $3.0 million plus all out-of-pocket expenses reasonably incurred by KeyCorp in connection with the merger agreement, up to a maximum of $500,000, if the merger agreement is terminated for any of the following reasons as long as KeyCorp is not in material breach of any of its covenants or agreements such that Union would be entitled to terminate the merger agreement:

•	by KeyCorp at any time prior to the effective time of the merger because Union has breached any of its covenants with respect to (1) the solicitation of alternative acquisition proposals, (2) using its reasonable best efforts to cause the consummation of the merger to occur as promptly as practicable, (3) convening a special meeting of stockholders to vote on adoption of the merger agreement as promptly as practicable, or (4) soliciting stockholder adoption of the merger agreement;

•	by KeyCorp at any time prior to the adoption of the merger agreement by Union’s stockholders if Union’s board of directors fails to recommend that the stockholders of Union adopt the merger agreement or adversely modifies its recommendation;

•	by Union or KeyCorp at any time prior to the effective time of the merger if (i) the merger is not consummated by April 30, 2003 or if (ii) Union’s stockholders do not approve the adoption of the merger agreement and an alternative acquisition proposal shall have been made to Union or any of its subsidiaries, or any of Union’s stockholders or any person shall have publicly announced an intention to make an alternative acquisition proposal with respect to Union or any of its subsidiaries; or

•	by Union at any time prior to the adoption of merger agreement by the Union stockholders, if (1) Union is not in material breach of the terms of the merger agreement, (2) the Union board of directors authorizes Union, subject to complying with the terms of the merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal and Union notifies KeyCorp in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (3) Union concurrently with such termination pays the termination fee to KeyCorp.

      The payment of this fee is in addition to any other rights that KeyCorp has under the merger agreement or otherwise.

Expenses

      Except for the possible payment of KeyCorp’s transaction expenses of up to $500,000 outlined above, and for printing and postage expenses and any other fees and expenses related to the proxy statement which will be shared equally between KeyCorp and Union, each party will bear all expenses incurred by it in connection with the merger agreement.

Amendment and Waiver

      Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. However, after the stockholders of Union adopt the merger agreement, no amendment may be made that under applicable law would require further approval of the stockholders without obtaining the required further approval.

VOTING AND SUPPORT AGREEMENTS

      This section describes the material terms of the voting and support agreements between KeyCorp, on the one hand, and each of Messrs. Harrison, Hall and Zueck, on the other hand. The following description is not complete and you should read the voting and support agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the voting and support agreement. The complete text of the form of voting and support agreement is attached to this proxy statement as Appendix B and is incorporated by reference into this proxy statement.

      Pursuant to the voting and support agreements, each of Messrs. Harrison, Hall and Zueck has agreed, from and after September 25, 2002 and until the date on which the voting and support agreement is terminated, that he will:

•	appear at each meeting of the stockholders of Union (including any adjournments or postponements thereof) or otherwise cause his shares of Union common stock owned beneficially and of record by and subject to the voting and support agreement to be counted as present at each stockholder meeting (including any adjournments or postponements thereof) for purposes of calculating a quorum;

•	vote (or cause to be voted) at each stockholder meeting, in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the shares of Union common stock and any other voting securities of Union that are owned beneficially and of record by him or as to which he has, directly or indirectly, the right to vote or direct the voting, (1) in favor of adoption of the merger agreement and any other action requested by KeyCorp in furtherance of the merger agreement; (2) against any action or agreement submitted for approval of the stockholders that would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Union in the merger agreement or of his voting and support agreement; and (3) against any competing acquisition proposal or any other action, agreement or transaction submitted for approval of the stockholders that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, or delay, postpone, discourage or materially and adversely affect the merger or the voting and support agreement; provided that he will not be obligated to take these actions with respect to any shares of Union common stock he beneficially owns or controls in his capacity as trustee for or as participant in Union’s Profit Sharing 401(k) Plan;

•	not enter into any voting agreement or voting trust with respect to shares owned beneficially and of record by such director, and has not and will not grant a proxy, consent or power of attorney with respect to those shares;

•	grant KeyCorp a proxy to vote the shares of Union common stock that are owned beneficially and of record by him if he fails for any reason to vote his shares as described above, which proxy is irrevocable for so long as the voting and support agreement is in effect; provided that he is not be obligated to take these actions with respect to any shares of Union common stock he beneficially owns or controls in his capacity as trustee for or as participant in Union’s Profit Sharing 401(k) Plan; and

•	not sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Union or any other person, or enter into any contract, option or other arrangement or understanding with respect to any of the foregoing, any shares of Union common stock owned beneficially and of record by him or any securities exercisable or exchangeable for or convertible into shares of Union common stock, any other capital stock of Union or any interest in any of the foregoing with any person.

      The voting and support agreements will terminate on the earlier of (1) the later of (A) the date on which the merger agreement is terminated in accordance with its terms and (B) December 25, 2002 and (2) the effective time of the merger. As of the record date, an aggregate of 846,022 shares, representing approximately 34.8% of the outstanding shares of Union common stock, are subject to the voting and support agreements.

MARKET PRICE OF UNION COMMON STOCK

      Union common stock is listed on the Nasdaq National Market System under the symbol “UBSC.” The following table sets forth, for the periods indicated, the high and low sales prices per share for the Union common stock as reported on the Nasdaq National Market System.

	High Sales Price	Low Sales Price	Dividends Paid
Fiscal Years Ended December 31	(In U.S. $)	(In U.S. $)	(In U.S. $)

2000
First Quarter	$13.3750	$9.0000	-0-
Second Quarter	$11.8750	$8.5000	-0-
Third Quarter	$11.7500	$8.9375	-0-
Fourth Quarter	$12.5000	$10.8125	-0-

2001
First Quarter	$14.6250	$12.3750	-0-
Second Quarter	$12.9000	$10.2000	-0-
Third Quarter	$13.1200	$11.7400	-0-
Fourth Quarter	$12.4900	$10.0000	-0-

2002
First Quarter	$12.5000	$10.5000	-0-
Second Quarter	$14.3500	$12.0000	-0-
Third Quarter	$22.3700	$12.5000	-0-

      The closing market price per share of Union common stock on September 24, 2002, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $13.75. On October 21, 2002, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Union common stock was $22.35.

      As of October 21, 2002, there were 2,429,471 shares of Union common stock outstanding held by approximately 103 stockholders of record.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding beneficial ownership of Union’s common stock: (a) by each person who owns of record (or is known by Union to own beneficially) more than 5% of the common stock or as to which he has the right to acquire within 60 days of the date of this proxy statement; (b) by each director and named executive officer of Union; and (c) by all directors and executive officers as a group. Except as otherwise indicated, Union believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

			Percentage of
Name and Address	Number of Shares		Common Stock

Charles R. Harrison	766,136	(1)	28.96%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Herman J. Zueck	303,044	(2)	11.7%
100 Broadway Denver, CO 80203
Bruce E. Hall	432,125	(3)	16.9%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Charles B. Worthington	29,357	(4)	1.2%
100 Broadway Denver, CO 80203
Wayne T. Biddle	47,035	(5)	1.9%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Ralph D. Johnson	95,487	(6)	3.93%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Harold R. Logan, Jr.	9,963	(7)	0.41%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Richard C. Saunders	89,935	(8)	3.7%
1825 Lawrence Street, Suite 444 Denver, CO 80202
Donald Siecke	6,000		0.25%
1825 Lawrence Street, Suite 444 Denver, CO 80202
All officers and directors as a group (9 persons):	1,778,252	(9)	59.4%

(1)	Includes 250,047 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 15,000 options that will vest in the next two years but that will be forfeited by Mr. Harrison prior to the effective time of the merger.

(2)	Includes 163,134 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 5,000 options that will vest in the next two years but that will be forfeited by Mr. Zueck prior to the effective time of the merger.

(3)	Includes 121,007 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 5,000 options that will vest in the next two years but that will be forfeited by Mr. Hall prior to the effective time of the merger.

(4)	Includes 21,814 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 5,000 options that will vest in the next two years.

(5)	Includes 2,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 500 options that will vest in the next year.

(6)	Includes 2,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 500 options that will vest in the next year.

(7)	Includes 1,500 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 500 options that will vest in the next year.

(8)	Includes 2,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days. Does not include an additional 500 options that will vest in the next year.

(9)	Includes shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days as set forth in footnotes (1) through (8) above.

APPRAISAL RIGHTS

      The Delaware General Corporation Law grants appraisal rights in the merger to the holders of Union common stock. Under Section 262 of the Delaware General Corporation Law, Union stockholders may object to the merger and demand in writing that Union pay to them the fair value of their shares of Union common stock. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the applicable merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures set forth in Section 262 to preserve their appraisal rights. We have attached a copy of Section 262 of the Delaware General Corporation Law (which sets forth the appraisal rights) as Appendix D to this proxy statement.

      Section 262 sets forth the required procedure a stockholder requesting appraisal must follow. The procedural rules are specific and must be followed completely. Failure to comply with the procedure set forth in Section 262 may cause a termination of your appraisal rights. We are providing you with a summary of the material information relating to appraisal rights and procedures under Section 262. Please review Section 262 carefully for the complete procedure. Union will not give you any notice other than as described in this proxy statement and as required by the Delaware General Corporation Law.

Appraisal Rights Procedures

      If you are a Union stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

      You must make a written demand for appraisal. You must deliver a written demand for appraisal to Union before the vote on the merger agreement is taken at the Union special meeting. This written demand for appraisal must be provided to Union separately from your proxy. In other words, a vote against adoption of the Union merger agreement will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform Union of your identity and of your intention to demand the appraisal of your shares of Union common stock.

      You must refrain from voting for approval of the merger. You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of adoption of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy and (1) fail to vote against adoption of the merger agreement or (2) fail to note that you are abstaining from voting. Your appraisal rights will be terminated even if you previously filed a written demand for appraisal.

      You must continuously hold your Union common stock. You must continuously hold your shares of Union common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Union common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal in respect of those shares.

      You should read the paragraphs below for more details on making a demand for appraisal.

      A written demand for appraisal of Union common stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder’s name appears on his/her/its stock certificate(s). If you are the beneficial owner of Union common stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

      If you own Union common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

      If you own Union common stock with more than one person, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder’s agent.

      If you are a Union stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:

Union Bankshares, Ltd.

1825 Lawrence Street, Suite 444
Denver, Colorado 80202
Attn: Bruce E. Hall

      It is important that Union receive all written demands for appraisal before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder’s shares.

      If you fail to comply with any of these conditions and the merger becomes effective, you will not be entitled to appraisal rights and will only be entitled to receive the cash consideration provided for in the merger agreement, which is $22.63 per share.

      Written notice. Within ten days after the effective date of the merger, Union must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

      Petition with the Chancery Court. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file such a petition in the Chancery Court. Union has no intention at this time to file such a petition. Because Union has no obligation to file such a petition, if you do not file such a petition within 120 days after the effective date of the merger, you will lose your rights of appraisal.

      Withdrawal of demand. If you change your mind and decide you no longer want to exercise appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the effective date of the merger. You may also withdraw your demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of Union. If you effectively withdraw your demand for appraisal rights, you will receive the cash consideration provided for in the merger agreement, which is $22.63 per share.

      Request for appraisal rights statement. If you have complied with the conditions of Section 262, you are entitled to receive a statement from Union. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Union within 120 days after the effective date of the merger. After the merger, Union has 10 days after receiving a request to mail the statement to you.

      Chancery Court procedures. If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Union, Union will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Union as to the value of their shares. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal rights. If the Chancery Court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General

Corporation Law and whether they are entitled to appraisal rights under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

      Appraisal of shares. After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Union to pay that value to the stockholders who are entitled to appraisal rights. The Chancery Court can also direct Union to pay interest, simple or compound, on that value if the Chancery Court determines that the payment of interest is appropriate. In order to receive the fair value of your shares, you must then surrender your Union stock certificates to Union.

      The Chancery Court could determine that the fair value of your shares of Union stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

      Costs and expenses of appraisal proceeding. The costs and expenses of the appraisal proceeding may be assessed against Union and the stockholders participating in the appraisal proceeding, as the Chancery Court deems equitable under the circumstances. You can request that the Chancery Court determine the amount of interest, if any, Union should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the Chancery Court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

      Loss of stockholder’s rights. If you demand appraisal rights, from and after the effective date of the merger you will not be entitled to:

•	vote your shares of Union stock;

•	receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	receive payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

      If no petition for an appraisal is filed within 120 days after the effective date of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Union a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of Union and (2) an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves such dismissal.

      If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

      If you do not vote in favor of adoption of the merger agreement and fail to properly demand appraisal rights, or if for some reason your right to appraisal is withdrawn or lost, your shares will, upon surrender as described above at the effective time of the merger, be converted into the right to receive the cash consideration provided for in the merger agreement, which is $22.63 per share.

      This is a summary of the material rights of a dissenting stockholder and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, included as Appendix D to this proxy statement. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix D and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

      Any stockholder who perfects his or her right to be paid the value of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of The Merger.”

OTHER MATTERS

      Management of Union knows of no other matters that may be brought before the special stockholders meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

      Union and KeyCorp file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Union or KeyCorp files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Union’s and KeyCorp’s public filings are also available to the public from document retrieval services and Union’s and KeyCorp’s public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

DELIVERY OF PROXY MATERIALS

      To reduce the expenses of delivering duplicate proxy materials to our stockholders, we are taking advantage of SEC rules that permit us to deliver only one proxy statement to multiple stockholders who share an address unless we received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement, you may write or call us as specified below to request a separate copy of these materials at no cost to you. For future meetings, you may request separate copies of our proxy statement, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at Union Bankshares, Ltd., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, Attn: Corporate Secretary, (303) 298-5352.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
dated as of September 25, 2002
among
UNION BANKSHARES, LTD.,
KEYCORP
and
BUFFALO ACQUIROR SUB, INC.

Page

ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION
1.01	Certain Definitions	A-1
1.02	Interpretation	A-5
ARTICLE II
THE MERGER
2.01	The Merger	A-5
2.02	Effective Time	A-6
ARTICLE III
CONSIDERATION
3.01	Effect on Capital Stock	A-6
3.02	Rights as Stockholders; Stock Transfers	A-6
3.03	Payment for Shares	A-7
3.04	Dissenting Stockholders	A-7
3.05	Company Stock Options	A-7
ARTICLE IV
ACTIONS PENDING THE MERGER
4.01	Forbearances of the Company	A-8
4.02	Forbearances of the Acquiror	A-10
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01	Disclosure Schedules	A-10
5.02	Standard	A-11
5.03	Representations and Warranties of the Company	A-11
5.04	Representations and Warranties of the Acquiror	A-21
ARTICLE VI
COVENANTS
6.01	Reasonable Best Efforts	A-22
6.02	Stockholder Approvals	A-22
6.03	Proxy Statement	A-22
6.04	Other Communications	A-23
6.05	Access; Information	A-23
6.06	Acquisition Proposals	A-23
6.07	Takeover Laws	A-24
6.08	No Rights Triggered	A-24
6.09	Regulatory Applications	A-24
6.10	Indemnification	A-25
6.11	Notification of Certain Matters	A-26
6.12	Employee Benefits	A-26
6.13	Certain Adjustments	A-27

A-i

EXHIBIT A	List of Persons to Execute Ancillary Agreements
EXHIBIT B	Form of Voting and Support Agreement
EXHIBIT C	Form of Shareholders’ Agreement Waiver
EXHIBIT D	Form of Employment Agreement
EXHIBIT E	Form of Confidential Separation and Noncompetition Agreement
EXHIBIT F	Form of Agreement and Release

A-ii

      AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2002, among Union Bankshares, Ltd. (the “Company”), Keycorp (the “Acquiror”) and Buffalo Acquiror Sub, Inc. (“Acquiror Sub”).

RECITALS

      A.     The Company. The Company is a Delaware corporation, having its principal place of business in Denver, Colorado.

      B.     The Acquiror. The Acquiror is an Ohio corporation, having its principal place of business in Cleveland, Ohio.

      C.     Acquiror Sub. Acquiror Sub is a Delaware corporation and a wholly owned subsidiary of Acquiror that has been organized for the purpose of effecting the Merger in accordance with this Agreement.

      D.     The Merger. On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation.

      E.     Voting Agreements. Contemporaneous with the execution of this Agreement, the stockholders of the Company identified on Exhibit A have agreed to execute a Voting and Support Agreement (the “Voting Agreement”) in the form of Exhibit B.

      F.     Shareholders’ Agreement Waiver. Contemporaneous with the execution of this Agreement, the Company and the stockholders of the Company party to the Second Amended and Restated Shareholders’ Agreement of Union Bankshares, Ltd., dated as of April 24, 2002, have agreed to execute a Shareholders’ Agreement Waiver in the form of Exhibit C.

      G.     Employment Agreements. Contemporaneous with the execution of this Agreement, the employees of the Company identified on Exhibit A have agreed to execute an Employment Agreement (the “Employment Agreement”) in the form of Exhibit D.

      H.     Separation Agreements. Contemporaneous with the execution of this Agreement, the employees of the Company identified on Exhibit A have agreed to execute a Separation and Noncompetition Agreement (the “Separation Agreement”) in the form of Exhibit E.

      I.     Director/ Officer Release. The directors and officers of the Company identified on Exhibit A have agreed to execute an Agreement and Release (the “Director/ Officer Release”) in the form of Exhibit F.

      J.     Board Action. The respective Boards of Directors of each of the Company and the Acquiror have adopted resolutions approving this Agreement and the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; INTERPRETATION

1.01     Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

“Acquiror” has the meaning assigned in the preamble to this Agreement.

“Acquiror Banking Sub” has the meaning assigned in Section 5.03(f)(3).

“Acquiror Sub” has the meaning assigned in the preamble to this Agreement.

“Acquisition Proposal” has the meaning assigned in Section 6.06.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Award Holder” has the meaning assigned in Section 3.05.

“Bank” means Union Bank & Trust, a state chartered Colorado commercial bank that is wholly owned by the Company.

“Charter” has the meaning assigned in Section 2.01(b).

“Chosen Courts” has the meaning assigned in Section 9.04(b).

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning assigned in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” means the By-laws of the Company.

“Company Charter” means the Certificate of Incorporation of the Company.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company IP Rights” has the meaning assigned in Section 5.03(w).

“Company Meeting” has the meaning assigned in Section 6.02.

“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Company’s Reports” has the meaning assigned in Section 5.03(j).

“Company SEC Documents” has the meaning assigned in Section 5.03(g).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

“Company Stock Plans” has the meaning assigned in Section 5.03(b).

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and the Acquiror, dated May 24, 2002.

“Compensation Plans” has, with respect to any person, the meaning assigned in Section 5.03(n).

“Consideration” has the meaning assigned in Section 3.01(a).

“Contract” means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any properties owned by them is subject (other than obligations imposed upon persons generally).

“Costs” has the meaning assigned in Section 6.10(a).

“CRA” means the Community Reinvestment Act of 1977.

“DGCL” means the Delaware General Corporation Law.

“Director/ Officer Release” has the meaning assigned in Recital I.

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenters’ Shares” means shares of Company Common Stock the holders of which shall have perfected their appraisal rights in accordance with Section 262 of the DGCL as of the moment immediately prior to the Effective Time.

“Effective Time” means the date and time at which the Merger becomes effective.

“Employment Agreement” has the meaning assigned in Recital G.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has, with respect to any person, the meaning assigned in Section 5.03(n).

“ERISA Affiliate Plan” has the meaning assigned in Section 5.03(n).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substance” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which may reasonably be expected to be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law.

“Indemnified Party” has the meaning assigned in Section 6.10(a).

“Insurance Amount” has the meaning assigned in Section 6.10(b).

“Insurance Policies” has the meaning assigned in Section 5.03(u).

“Intellectual Property Rights” shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

“IRS” means the United States Internal Revenue Service.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Loans” means loans, leases, extensions of credit (including guaranties), commitments to extend credit and similar assets.

“Material Adverse Effect” means, with respect to the Acquiror or the Company, a material adverse effect on the condition (financial or otherwise), properties, business, operations, results of operations or shareholders’ equity of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, or any effect which prevents, materially delays or materially impairs the ability of either the Acquiror or the Company to consummate the Merger and the other transactions contemplated by this Agreement, excluding any such effect or change resulting primarily from any change (A) in banking laws and other laws of general applicability or (B) in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally.

“Material Interest” has the meaning assigned in the definition of Related Person.

“Merger” has the meaning assigned in Section 2.01(a).

“Multiemployer Plan” means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

“Paying Agent” has the meaning assigned in Section 3.03.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has, with respect to any person, the meaning assigned in Section 5.03(n).

“person” means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means, with respect to the Company or the Acquiror, information set forth in such party’s Disclosure Schedule in a paragraph or section identified as corresponding to the provision of this Agreement in respect of which such information has been so set forth.

“Proxy Statement” has the meaning assigned in Section 6.03.

“Related Person” means any person (or family member of such person) (1) that directly or indirectly, controls, or is under common control with, the Company or any of its affiliates, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5 percent of the outstanding voting power or equity securities or other equity interests representing at least 5 percent of the outstanding equity interests (a “Material Interest”) in the Company or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) directly or indirectly above holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“representatives” means, with respect to any person, such person’s directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“Risk Management Contract” has the meaning assigned in Section 5.03(r).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder.

“Separation Agreement” has the meaning assigned in Recital H.

“Subsequent Merger” has the meaning assigned in Section 5.03(f)(3).

“Subsidiary” includes a “subsidiary” as defined in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning assigned in Section 6.06.

“Surviving Corporation” has the meaning assigned in Section 2.01(a).

“Takeover Laws” has the meaning assigned in Section 5.03(e).

“Taxes” means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

“Tax Returns” means all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Termination Date” has the meaning assigned in Section 8.01(c).

“Treasury Shares” means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries.

“Voting Agreement” has the meaning assigned in Recital E.

1.02     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References herein to “transaction contemplated by this Agreement” include the Merger as well as the other transactions contemplated hereby, the Voting Agreement and the transactions contemplated thereby. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. A person shall be deemed to have “knowledge” or to have “known” a particular fact or other matter if such person has actual knowledge of such fact or other matter after reasonable diligence or inquiry appropriate under the circumstances or appropriate in connection with the exercise of such person’s employment or position. The Company shall be deemed to have knowledge or to have known a particular fact or other matter if any of the Chief Executive Officer of the Company, Vice President of the Company, President of the Company/ Chairman of the Board or Chief Executive Officer of the Bank has knowledge of such fact or other matter. All references to “dollars” or “$” mean the lawful currency of the United States, unless otherwise indicated. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

ARTICLE II

THE MERGER

2.01     The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

(a) Structure and Effects of the Merger. Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

(b) Certificate of Incorporation. The Company Charter as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or by applicable law, except that Section 5.1 of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that the Company shall have the authority to issue is one thousand (1,000) shares of common stock, par value $0.001 per share.”

(c) By-Laws. The by-laws of Acquiror Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

(d) Directors and Officers. The directors and officers of Acquiror Sub immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation; and such directors and officers shall hold office until such time as their successors shall be duly elected or appointed and qualified.

2.02     Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a Certificate of Merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (a) on a day within three business days after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or (b) on such date as the parties may agree in writing (the “Closing Date”).

ARTICLE III

CONSIDERATION

3.01     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters’ Shares) shall be converted into the right to receive consideration (the “Consideration”) comprising $22.63 in cash. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the right to receive the Consideration pursuant to this Section 3.01(a).

(b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Treasury and Dissenters’ Shares. Each share of Company Common Stock held as Treasury Shares or Dissenters’ Shares immediately prior to the Effective Time shall be canceled and retired and, except as set forth in Section 3.04 with respect to Dissenters’ Shares, no consideration shall be issued in exchange therefor.

3.02     Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters’ Shares, if applicable) shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the right to receive Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (other than Dissenters’ Shares, if applicable).

3.03     Payment for Shares. At or prior to the Effective Time, Acquiror shall make available or cause to be made available to such bank as the Acquiror shall appoint (and shall be reasonably acceptable to the Company), as paying agent (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly (but in no event more than five business days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form (mutually agreed to by the Acquiror and the Company) of letter of transmittal and instructions for use in effecting the surrender, in exchange for payment therefor, of the certificates which, immediately prior to the Effective Time, represented any of such shares. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly (but in no event more than five business days after due surrender) cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Consideration to which such person is entitled, after giving effect to any required tax withholdings; provided, however, that any Consideration, after giving effect to any required tax withholdings, in excess of $500,000 payable to any individual stockholder or Award Holder shall, at the election of such stockholder or Award Holder upon providing the Paying Agent with adequate wire instructions, be paid by wire transfer no later than two business days after due surrender. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, Acquiror shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look only to Acquiror and the Surviving Corporation as general creditors thereof with respect to the Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

3.04     Dissenting Stockholders. Dissenters’ Shares shall be purchased and paid for in accordance with Section 262 of the DGCL. The Company shall give Acquiror (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with prior written consent of Acquiror, voluntarily make any payment with respect to any demands for fair value for Dissenters’ Shares or offer to settle, or settle, any such demands.

3.05     Company Stock Options. At the Effective Time, each Company Stock Option then outstanding, whether vested or unvested, exercisable or unexercisable, without any action on the part of the holder shall be converted into the right to receive payment of an amount in cash equal to the product of (a) $22.63 less the exercise price per share, if any, subject to such Company Stock Option and (b) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time; provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Stock Option to which this paragraph applies will be cancelled and shall cease to exist by virtue of such payment. Prior to the Effective Time the Company shall take all necessary actions, including obtaining (1) consents of each Award Holder, if required pursuant to the terms of the applicable Company Stock Plan, including employees of the Company and of its Subsidiaries and each of the directors on the Company Board and each of the directors on the board of directors of the Bank (each, an “Award Holder”), in each case, in their individual capacities and (2) resolutions of the Company Board, of the board of directors of the Bank or of a committee established under a Company Stock Plan, if applicable, to effect the foregoing.

ARTICLE IV

ACTIONS PENDING THE MERGER

4.01     Forbearances of the Company. Until the Effective Time (or, if earlier, the termination of this Agreement), the Company agrees, except as expressly provided in this Agreement, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Except as Previously Disclosed, conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b) New Activities. Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

(c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any shares of Company Stock or any Rights, (2) permit any additional shares of Company Stock to become subject to new grants of stock options, or stock-based rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Stock to vote any shares of Company Stock, or, except to the extent required by law, cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d) Subsidiaries. Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary.

(e) Dividends, Etc. Except as Previously Disclosed, make, declare, pay or set aside for payment any dividend, other than dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company on or in respect of, or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(f) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts or policies existing on the date hereof, (3) regular salary increases granted in the ordinary and usual course of business consistent with past practice and within the Company’s or any Subsidiary’s 2002 budget (a copy of which has been provided to the Acquiror), provided, that that it shall be a condition precedent to any such increase for any employee of the Company party to an employment agreement or other agreement containing a change or control or similar provision that such employee expressly agree that such increase in compensation shall not have any impact on any payments that might become payable to such employee as a result of the Merger and the transactions contemplated hereby and the Company shall take all necessary action to effect the foregoing or (4) for employment arrangements for newly hired non-executive employees in the ordinary and usual course of business consistent with past practice, provided that total annual compensation for any such newly hired non-executive employee shall not exceed $50,000 and any such arrangement shall not include any change of control related provision.

(g) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, (3) to effect the agreement set forth in Section 3.05 hereof or (4) to effect any other provision of this Agreement.

(h) Dispositions. Except pursuant to Previously Disclosed Contracts existing on the date hereof and except pursuant to Federal Home Loan Bank borrowings in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any material portion of, its assets, deposits, business or properties.

(i) Acquisitions. Except (1) as Previously Disclosed or (2) by way of foreclosures in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice, acquire any material amount, taken individually and in the aggregate, of assets, properties or deposits of another person in any one transaction or a series of related transactions.

(j) Governing Documents. Amend (or suffer to be amended) the Company Charter, the Company By-Laws or the certificate of incorporation, by-laws, partnership agreements, shareholder agreements or limited liability company agreements (or other governing documents) of any of the Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles, the Exchange Act or other applicable law or regulation.

(l) Contracts. Except in the ordinary course of business consistent with past practice, pursuant to Section 6.14 or pursuant to Previously Disclosed contracts that renew automatically, (1) enter into, amend, renew or terminate any material Contract or any agreement that provides for either (A) aggregate payments of $50,000 or more or (B) a term exceeding 90 days or (2) amend or modify in any material respect any of its existing material Contracts.

(m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $50,000 and which would not reasonably be expected to establish an adverse precedent or reasonable basis for subsequent settlements or require any change in material business practices.

(n) Risk Management and Insurance. Except as required by applicable law or regulation: (1) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; or (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk. Cause any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated.

(o) Indebtedness. Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(p) Loans. (1) Make any Loan or advance other than in the ordinary course of business consistent with lending policies as in effect on the date hereof; (2) make any Loan or advance in excess of $1,000,000 or (3) make any Loan or advance, whether in the form of a renewal, modification, extension, or advancement of new monies, to any customer who, as the result of such Loan or advance, would have a total credit exposure associated with its overall relationship with the Company in excess of $1,000,000;

provided that the Company or any of its Subsidiaries may make any such Loan or advance in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or its designated representative a notice of its intention to make such Loan or advance and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such Loan or advance by giving notice of such objection within three business days following the actual receipt by the Acquiror of the applicable notice of intention.

(q) Adverse Actions. Subject to Section 6.06, take any action that is intended or is reasonably likely to result in (1) a Material Adverse Effect on the Company, (2) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (3) any of the conditions to the Merger set forth in Article VII not being satisfied on or before the date specified in Section 8.01(c) or (4) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

(r) Tax Elections. Make any election with respect to Taxes.

(s) Related Person Transactions. (1) Except as Previously Disclosed, make any payment of cash or other consideration to, or make any Loan to or on behalf of, or (2) enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

(t) Capital Expenditures. Make any capital expenditures in excess of $25,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $25,000 for any twelve (12) month period.

(u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (u) without first obtaining the Acquiror’s consent.

4.02     Forbearances of the Acquiror. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied on or before the date specified in Section 8.01(c) or (c) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01     Disclosure Schedules. On or prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Section 4.01 or 4.02, respectively; provided, that (1) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (2) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party. Any disclosure set forth in the Company Disclosure Schedule with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure with respect to the particular section is sufficient on its face without further inquiry reasonably to inform the Acquiror and Acquiror Sub of the information required to be disclosed in respect of such other sections to avoid breach under the representations or warranties corresponding to such other sections. Any disclosure with respect to a representation and warranty, whether in a Disclosure Schedule, the Company Reports or otherwise shall be deemed disclosed only to the extent of the likely range of consequences or effects of such matter as of the date hereof.

5.02     Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be considered untrue or incorrect, and no party hereto shall be considered to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (a) is not Previously Disclosed and (b) individually or taken together with all other facts, events or circumstances that should have been Previously Disclosed with respect to any one or more representations or warranties contained in Section 5.03 (other than Section 5.03(h)) or 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively; except that the representations or warranties contained in Sections 5.03(a), 5.03(b), 5.03(c), 5.03(e) and 5.03(g) will not be subject to the standard in this Section 5.02 but will not be considered untrue or incorrect unless the representation or warranty is untrue or incorrect in any material respect.

5.03     Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Acquiror and Acquiror Sub as follows:

(a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of Delaware, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock, of which 2,410,078 shares are outstanding, and 500,000 shares of Company Preferred Stock, no shares of which are outstanding. The outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance; the Company does not have any Rights issued or outstanding with respect to Company Stock; and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights. The only Compensation Plans under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued (“Company Stock Plans”) are the Company’s Equity Incentive Plan, Non-Employee Director Equity Compensation Plan, Non-Employee Directors’ Stock Option Plan and Option Bonus Plan; no shares or Rights have been awarded or issued under the 2003 Equity Incentive Plan, which has not become effective. As of the date hereof, the Company has outstanding Company Stock Options representing the right to acquire no more than 804,170 shares of Company Common Stock and no phantom stock units or other rights to acquire shares of Company Common Stock. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

(2) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds involving, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer’s voting securities or 25% or more of any class of the issuer’s securities, including a description of any such issuer and the percentage of the issuer’s voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest, and as of the Effective Time, no additional persons would need to be included on such a list.

(3) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Bank is the Company’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and (B) has a rating of “Satisfactory” or better under the CRA as of the date hereof.

(d) Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the adoption of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated hereby.

(e) Corporate Authority and Action. (1) The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (B) subject only to the adoption of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the Merger. Assuming due authorization, execution and delivery of this Agreement by the Acquiror and Acquiror Sub, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby each is exempt from, the requirements of Section 203 of the DGCL and any other applicable “moratorium,” “control share,” “fair price,” or other antitakeover laws and regulation of any state (collectively, “Takeover Laws”) and no “poison pill” or other antitakeover provision in the Company Charter or the Company By-Laws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(3) The Company Board (A) has duly approved this Agreement, the Merger and the other transactions contemplated hereby by the affirmative vote of all members of the Company Board present at a meeting called for such purpose and has resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement and (B) has received the opinions of The Wallach Company, a Division of McDonald Investments Inc. and Alex Sheshunoff & Co. Investment Banking, L.P., each dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the holders of shares of Company Common Stock is fair to such holders from a financial point of view.

(f) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the

Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (A) the filing with the SEC of a Form 8-K and the Proxy Statement in definitive form, (B) the filing and approval of applications and notices, as applicable, with the Federal Reserve System, the FDIC, and the Colorado Division of Banking, and expiration of any related waiting periods, (C) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (E) the filing of any applicable filing or notice to the Nasdaq National Market System. As of the date hereof, the Company has no knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit, license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Charter or the Company By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, license or Contract.

(3) Subject to receipt of applicable regulatory approvals, and expiration of applicable waiting periods, to the knowledge of the Company, the merger or other business combination (the “Subsequent Merger”) of the Surviving Corporation or the Bank with a wholly owned banking subsidiary of Acquiror (“Acquiror Banking Sub”) pursuant to which the Bank may become a wholly owned subsidiary of Acquiror Banking Sub will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit, license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Charter or the Company By-Laws or the Bank’s charter or by-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, license or Contract.

(g) SEC Documents; Financial Statements. The Company’s Annual Reports on Form 10-KSB or 10-K, as applicable, for the fiscal years ended December 31, 1999, 2000 and 2001, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the “Company’s SEC Documents”) with the SEC, as of the date filed, (1) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, and (2) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied as of the date or during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Company’s SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect with respect to the Company and, since December 31, 2001, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary and usual course of business.

(2) Since December 31, 2001, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(i) Litigation. Except as disclosed in the Company’s SEC Documents filed before the date hereof, no litigation, claim or other proceeding is pending before any court, arbitrator, mediator or Governmental Authority that involves the Company or any of its Subsidiaries and, to the Company’s knowledge, no such litigation, claim or other proceeding has been threatened.

(j) Compliance with Laws. (1) Except with respect to Environmental Laws, the Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees qua officers and employees:

(A) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including applicable fair lending laws and other laws relating to discriminatory business practices, the USA PATRIOT Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and the Sarbanes-Oxley Act of 2002, in each case as in effect and applicable to such business and employees;

(B) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened;

(C) has received, since December 31, 1999, no notification or communication from any Governmental Authority (1) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (2) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company’s knowledge, do reasonable grounds for any of the foregoing exist), or (3) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

(D) has no knowledge of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

(E) except for orders, decrees or directives applicable to banking organizations generally, is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

(F) since December 31, 1999, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the “Company Reports”). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

(2) None of the Company or its Subsidiaries has engaged in any of the practices listed in Office of the Comptroller of the Currency Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations” or has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of title 12 of the Code of Federal Regulations as will be in effect on October 1, 2002.

(k) Material Contracts; Defaults. The Company has Previously Disclosed a list of all material Contracts (and in the case of Contracts constituting Loans by the Company or any of its Subsidiaries, the total amounts committed and outstanding under such Loans as of the date hereof) to which the Company or any of its Subsidiaries is a party, including the following:

(1) any Contract that (A) is not terminable at will both without cost or other liability in excess of $50,000 to the Company or any of its Subsidiaries and upon notice of thirty (30) days or less and (B) provides for fees or other payments in excess of $25,000 per annum or in excess of $50,000 for the remaining term of the Contract;

(2) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in excess of $50,000;

(3) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee or equity holder or other Related Person of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

(4) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants;

(5) any Contract involving the purchase or sale of assets with a book value greater than $50,000 entered into since December 31, 2000; and

(6) any Contract involving a capital expenditure in excess of $50,000 in a twelve (12) month period or $100,000 in the aggregate.

Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Contracts referred to in Section 5.03(k)(3) above are on arm’s-length terms or terms more favorable to the Company and its Subsidiaries.

(l) Non-Competition/ Non-Solicitation. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) which limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) which would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct or (3) which limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of Acquiror or its affiliates to do so.

(m) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent, mechanics liens, materialmen liens, or other inchoate liens) to the properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(n) Employee Benefit Plans. (1) The Company has Previously Disclosed a list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the “Compensation Plans”), and each Compensation Plan which has received a favorable opinion letter from the IRS, including any master or prototype plan, has been separately identified.

(2) With respect to each Compensation Plan, if applicable, the Company has provided to the Acquiror, true and complete copies of the existing: (A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; and (C) two most recent Forms 5500 filed with the IRS.

(3) Each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Each of the Compensation Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or an Indemnified Party has engaged in any transaction with respect to any Compensation Plan that has subjected, or (assuming the taxable period with respect to the transaction expired as of the date hereof) could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which would be material. There is no pending or, to the Company’s knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company’s Compensation Plans.

(4) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any “single-employer plan” (within the meaning of Section 4001 (a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an “ERISA Affiliate”) which is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the Company’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

(5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in the Company’s SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code.

(6) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such plan. Under each of the Pension Plans, there has been no adverse change in the financial condition of any Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(7) There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Compensation Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan, except as set forth on Schedule 5.03(n)(7). The Company or the Subsidiaries may amend or terminate any such Plan at any time without incurring any liability thereunder. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

(8) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (v) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (w) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans, (x) limit or restrict the right of the Company to merge, amend or terminate any of the Compensation Plans, (y) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(9) The Company has Previously Disclosed a complete list stating the current base salary, 2001 earned incentive compensation and 2002 target incentive compensation for all current officers, employees and directors of the Company or any of its Subsidiaries.

(o) Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity in connection with their employment by the Company or any of its Subsidiaries.

(p) Environmental Matters. (1) The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws; (2) to the Company’s knowledge, no property (including soils, groundwater, buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance; (3) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (4) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information relating to any violation of, or liability under, any Environmental Law; (5) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (6) to the Company’s knowledge, there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries, including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls or prior use as a gas station site that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; (7) there is no Hazardous Substance contamination on, or could reasonably be expected to migrate onto the Lakewood State Bank or the property on which such bank is situated located in the Lakewood area of metropolitan Denver, Colorado; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien.

(q) Tax Matters. (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company’s knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or are being contested in good faith; (6) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (7) the Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; (8) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (9) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (10) the Company is not a U.S. real property holding corporation within the meaning of Section 897 of the Code; (11) the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (12) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person; (13) the Company and each of its Subsidiaries have complied with all information reporting requirements and has retained all necessary documentation in its files to permit continued compliance with information reporting requirements; (14) there are no liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (15) neither the Company or any predecessor to the Company has made with respect to the Company, or any predecessor of the Company any consent under Section 341 of the Code; and (16) none of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(r) Risk Management; Allowance for Loan Losses. (1) All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers (each a “Risk Management Contract”), were entered into (A) in the ordinary course of business, consistent with past practice, and in accordance with all applicable laws, rules, regulations and regulatory policies and (B) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. The Company has Previously Disclosed all Risk Management Contracts that have been entered into as of the date hereof. Neither the Company nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

(2) The allowances for loan losses reflected on the consolidated balance sheets included in the Company’s SEC Documents are, in the reasonable judgment of the Company’s management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

(s) Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein.

(t) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that (1) all material transactions are executed in accordance with management’s general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements, (3) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(u) Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries (“Insurance Policies”) or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed The Wallach Company, a Division of McDonald Investments Inc., and Alex Sheshunoff & Co. Investment Banking, L.P. in connection with this transaction on Previously Disclosed terms.

(w) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, “Company IP Rights”), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company’s use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

(x) Loans and Investments. (1) Except as Previously Disclosed, as of June 30, 2002, no loans or investments held by the Company or the Bank are (A) more than ninety (90) days past due with respect to any scheduled payment of principal or interest; (B) classified as “loss,” “doubtful,” “substandard” or “special mention” by any federal regulators or by the Company’s or the Bank’s internal credit review system; (C) on a non-accrual status as a result of the Company’s or the Bank’s loan review procedures or (D) “restructured loans,” as that term is defined in Financial Accounting Standards No. 15.

(2) Except as Previously Disclosed, each material loan reflected as an asset on the Company’s balance sheets contained in or incorporated by reference into the Company’s SEC Documents is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws or equitable principles or doctrine, the failure of which to comply with any of the foregoing has, or will, result in a loss to the Company or the Bank (provided, that no representation or warranty is made as to the collectibility of any such loans); to the Company’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and, to the Company’s knowledge, no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or the Bank, and all such loans purchased by the Company or the Bank, were made or purchased in accordance with customary lending standards of the Company or the Bank, as applicable. Except as Previously Disclosed, all such loans are, and on the Effective Date will be, free and clear of any Lien, and the Company or the Bank has complied, and on the Effective Date will have complied with all laws and regulations relating to such loans.

(y) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete copies.

5.04      Representations and Warranties of the Acquiror. Except as Previously Disclosed, the Acquiror represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Ohio. Acquiror Sub is duly organized, validly existing and in good standing under the laws of Delaware. Each of the Acquiror and Acquiror Sub are duly qualified to do business and are in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification.

(b) Corporate Power. Each of the Acquiror and Acquiror Sub has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; each of the Acquiror and Acquiror Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Corporate Authority and Action. Each of the Acquiror and Acquiror Sub has taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and legally binding agreement of each of the Acquiror and Acquiror Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror of this Agreement or to consummate the Merger or the other transactions contemplated hereby except for (A) the filing and approval of applications and notices, as applicable, with the Federal Reserve System, the FDIC, and the Colorado Division of Banking, and expiration of any related waiting periods, (B) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act and (C) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL. As of the date hereof, the Acquiror has no knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

(2) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in the preceding paragraph and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit, license, or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, license or Contract.

(e) Interim Operations of Acquiror Sub. Acquiror Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement.

(f) No Brokers. No action has been taken by the Acquiror or Acquiror Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other, like payment with respect to the transactions contemplated by this Agreement.

(g) Financing. The Acquiror has, and will have, as and when required, the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

(h) Disclosure. The information provided to the Company in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading.

ARTICLE VI

COVENANTS

6.01     Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror and Acquiror Sub agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or the Subsequent Merger or for the Surviving Corporation to receive the benefits of such Contract.

6.02     Stockholder Approvals. The Company agrees to take, in accordance with applicable law, applicable Nasdaq National Market System rules, the Company Charter and the Company By-Laws, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”), and to solicit stockholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by DGCL § 251, recommending that the stockholders adopt this Agreement (and will keep such resolution in effect) and take any other action required to permit consummation of the transactions contemplated hereby. The obligation of the Company to hold the Company Meeting shall not be affected by any Acquisition Proposal or other event or circumstance, including any failure by the Company Board to make the recommendation referred to in the previous sentence or any change in such recommendation.

6.03     Proxy Statement. (a) The Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the Company (the “Proxy Statement”). The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, but in no event later than three weeks after the execution of this Agreement. The Company will advise the Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its reasonable best efforts, after consultation with the Acquiror, to respond promptly to all such comments of and requests by the SEC.

(b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) The Company will use its reasonable best efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

6.04     Other Communications. The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance).

6.05     Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as the other may reasonably request.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

6.06     Acquisition Proposals. The Company agrees that it shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ representatives, not to, directly or indirectly initiate, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, sale of assets, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prevent the Company Board from (a) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law; (b) before the date of the Company Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof; or (c) recommending such an Acquisition Proposal to its stockholders if and only to the extent that, in the case of actions referred to in clause (b) or (c), (1) such Acquisition Proposal is a Superior Proposal, (2) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation is required in order to discharge the directors’ fiduciary duties to the Company and its stockholders in accordance with the

DGCL or, insofar as concerns disclosure, its obligations under the Exchange Act and (3) if any confidential information is provided, the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial advisors (the substance of whose advice shall be communicated to the Acquiror), to be more favorable from a financial point of view to the Company and its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least three business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror, with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any development s (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party with respect to any Acquisition Proposal. The Company will use its reasonable efforts to cause any persons (and their agents and/or advisors) in possession of any Company confidential information provided with respect to any Acquisition Proposal to return or destroy all such information.

      Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company’s obligations under this Section 6.06.

6.07     Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.08     No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (a) under the Company Charter or the Company By-Laws or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as contemplated by this Agreement.

6.09     Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Acquiror shall have the right to review in advance, and to the extent practicable to consult with the Company, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, the Acquiror agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10     Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions and other actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law, the Company Charter and the Company By-Laws as in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent provided under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer’s or director’s conduct complies with the standards set forth under the DGCL, the Company Charter and the Company By-Laws shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

(b) For a period of three years from the Effective Time, the Acquiror shall provide (or cause the Surviving Corporation to provide) that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance may be provided under the Acquiror’s existing insurance policies; provided, however, that in no event shall the Acquiror be required to expend more than 150% of the current amount spent by the Company (the “Insurance Amount”) to maintain or procure such directors’ and officers’ insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Acquiror shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.10(a) unless and to the extent that the Acquiror is actually and materially prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.10.

6.11     Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (3) would materially and adversely affect the likelihood of consummating the transactions contemplated by this Agreement.

6.12     Employee Benefits.

(a) Prior to the Effective Date, the Company will amend each applicable Compensation Plan to eliminate any provision requiring an irrevocable contribution to a trust or other fund upon a “change in control” or a “potential change in control” (as defined in any such Compensation Plan). Prior to the Effective Date, the Company will amend its 401(k) profit sharing plan to make each participant fully vested in his or her account as of the day prior to the Closing Date and to make each participant who is an active employee of the Company as of the day prior to the Closing Date eligible to share in profit sharing contributions to the plan.

(b) Following the Effective Time, the employees of the Company and its Subsidiaries will be subject to the policies of the Acquiror that are applicable to similarly situated employees of the Acquiror and its Subsidiaries and will be provided employee retirement, welfare and other benefits, fringes, and perquisites that are generally comparable in the aggregate to those provided by the Acquiror to similarly situated employees of the Acquiror and its Subsidiaries.

(c) Acquiror will cause each employee benefit plan of the Acquiror and its Subsidiaries in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, the prior service of such employees with the Company and its Subsidiaries as if such service were with the Acquiror and its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company. Employees of the Company and its Subsidiaries shall not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of the Acquiror and its Subsidiaries in which they are eligible to participate. Employees of the Company and its Subsidiaries will retain credit for vacation pay which has been accrued as of the Effective Time and for purposes of determining the entitlement of such employees to vacation pay following the Effective Time, the service of such employees with the Company and its Subsidiaries shall be treated as if such service was with the Acquiror and its Subsidiaries.

(d) The Company shall take all actions necessary to satisfy the Acquiror’s requests with respect to the treatment of the Company’s 401(k) profit sharing plan and Company Stock Plans, as agreed upon by the Company and the Acquiror. The Acquiror agrees prior to the Effective Time to provide successor trustees for the Company’s 401(k) profit sharing plan to replace officers of the Company currently acting in such capacity.

(e) The Company shall be responsible for providing or discharging any and all notifications, benefits and liabilities to employees and Governmental Authorities required by the Workers Adjustment and

Retraining Notification Act of 1988 (WARN Act) or by any other applicable law relating to plant closings or employee separations or severance pay that are required to be provided before the Effective Time as a result of the transactions contemplated by this Agreement and the Acquiror shall be responsible for any and all such matters following the Effective Time. The Company shall cooperate in preparing and distributing any notices that the Acquiror may desire to provide prior to the Effective Time, in connection with actions by the Acquiror after the Effective Time would result in a notice requirement under such laws.

6.13     Certain Adjustments. Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regulatory accounting principles, use its reasonable best efforts to record any accounting adjustments required to conform the (1) loan, litigation and other reserves (including loan classifications and levels of reserves) and (2) real estate and securities valuation policies and practices of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Acquiror shall have waived in writing or otherwise indicated in writing its satisfaction that the conditions to the obligations of the parties to consummate the Merger have been satisfied, and (2) in no event until the day prior to the Closing Date.

6.14     Certain Contracts. Except for Contracts with respect to deposits and loans entered into in the ordinary and usual course of a Subsidiary’s banking practice and in compliance with Federal Reserve Regulation O and other applicable laws and regulation, and except for Previously Disclosed employment or change in control agreements, prior to the Effective Time, the Company (a) shall cause the Previously Disclosed Contracts with Related Persons to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company and (b) will use its reasonable best efforts to cause the Previously Disclosed Contracts with third parties identified on Schedule 6.14 to this Agreement to be terminated (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company or to be amended in the manner reasonably requested by Acquiror.

6.15     Actions Regarding Debentures. The Acquiror and the Company agree to take all such actions as are necessary to satisfy the requirements of the Indenture relating to the Company’s 9% Junior Subordinated Debentures in the event the transactions contemplated by this Agreement are consummated, including providing successor trustees to replace officers of the Company currently acting in such capacity.

6.16     Invesco Field Lease. The Acquiror agrees to assume the obligations under the lease for a suite at Invesco Field at Mile High Stadium, a copy of which has been provided to the Acquiror. Promptly after the Effective Time, the Acquiror shall refund $17,000 of the original deposit fee to Mr. Charles R. Harrison.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01     Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each of the Acquiror, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law, the Company Charter and the Company By-Laws.

(b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation or the Acquiror after the Effective Time.

(c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

7.02     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Acquiror set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

(b) Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror by a senior officer of the Acquiror to such effect.

7.03     Conditions to Obligation of the Acquiror. The obligations of the Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Subsequent Merger Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the consummation of the Subsequent Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to materially impair the consummation of the Subsequent Merger.

(d) Employment Agreements. Each of the persons identified on Exhibit Ashall have executed an Employment Agreement and shall be in the employ of the Company immediately prior to the Effective Time.

(e) Separation Agreements. Each of the persons identified on Exhibit Ashall have executed a Separation Agreement and each such agreement shall be in full force and effect.

(f) Director/ Officer Release. Each of the directors and officers of the Company identified on Exhibit A shall have executed a Director/ Officer Release and each such Director/ Officer Release shall be in effect as of the Effective Time, shall fully cover the period from the beginning of time through the Effective Time and shall be irrevocable.

ARTICLE VIII

TERMINATION

8.01     Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company (and written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or (b), in the case of a breach or breaches by the Company, or Section 7.02(a) or (b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger and the other transactions contemplated by this Agreement.

(c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company (and written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 2003 (the “Termination Date”), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By the Company or the Acquiror (and written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(e) Failure to Recommend, Etc. By the Acquiror (and written notice to the other party), if at any time prior to the receipt of the adoption of this Agreement by the Company’s stockholders contemplated by Section 7.01(a), the Company Board shall not recommend that the stockholders adopt this Agreement or shall have adversely modified such recommendation.

(f) No Stockholder Approval. By the Company or the Acquiror (and written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the adoption of this Agreement by the Company’s stockholders required by Section 7.01(a) shall not have been obtained at a meeting duly convened therefore or at any adjournment or postponement thereof (provided that such meeting may not be adjourned or postponed to any date later than five business days prior to the Termination Date).

(g) Superior Proposal. At any time prior to the receipt of the adoption of this Agreement by the Company’s stockholders contemplated by Section 7.01(a), by the Company (and written notice to the other party), if the Company Board so determines by vote of a majority of the members of its entire Company Board if (1) the Company is not in material breach of the terms of this Agreement, (2) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Acquiror in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (3) the Company concurrently with such termination pays to the Acquiror in immediately available funds all fees required to be paid pursuant to Section 8.03. The Company agrees to notify the Acquiror promptly if it shall determine not to enter into the written agreement referred to in its notification at any time after giving such notification.

8.02     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03     Termination Fee. (a) In addition to any other rights that the Acquiror has under this Agreement and/or otherwise, if this Agreement is terminated by (1) the Acquiror pursuant to (A) Section 8.01(b) with respect to a breach of Section 6.01, 6.02 or 6.06 on the part of the Company or (B) Section 8.01(e), (2) the Acquiror or the Company pursuant to Section 8.01(c) or Section 8.01(f) (if an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries) or (3) the Company pursuant to Section 8.01(g), then the Company shall pay to the Acquiror a termination fee of $3,000,000 (it being understood that such fee is not intended as liquidated damages) and shall pay all out-of-pocket expenses reasonably incurred by the Acquiror in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $500,000.

(b) Any payment required to be made under Section 8.03(a) shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror, within three business days following such termination.

(c) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall pay the Acquiror’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

ARTICLE IX

MISCELLANEOUS

9.01     Survival. No representations, warranties, agreements and covenants contained in this Agreement (a) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (b) other than those contained in Sections 6.10 and 6.12 and in this Article IX, shall survive the Effective Time.

9.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

9.03     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04     Governing Law; Venue; Waiver of Jury Trial. (a) This Agreement is governed by, and will be interpreted and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

(b) Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby or thereby exclusively in the United States District Court for the District of Delaware or the relevant trial court of the State of Delaware located in Wilmington, Delaware (the “Chosen Courts”) and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (1) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (3) to the fullest extent permitted by law, waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (4) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.06.

(c) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (1) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (2) each party understands and has considered the implications of this waiver, (3) each party makes this waiver voluntarily, and (4) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.04.

9.05     Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and any other fees and expenses related to the Proxy Statement shall be shared equally between the Company and the Acquiror. The parties shall select a mutually acceptable printing company.

9.06     Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

      If to the Company, to:

Charles R. Harrison Chairman and Chief Executive Officer Union Bankshares, Ltd. 1825 Lawrence Street, Suite 444 Denver, Colorado 80202 Facsimile: (303) 298-5380

      With a copy to:

Ronald R. Levine, II, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Facsimile: (303) 893-1379

      If to the Acquiror or Acquiror Sub, to:

Matthew M. Nickels Keycorp 127 Public Square Cleveland, Ohio 44114-1306 Facsimile: (216) 689-3610

      With copies to:

Daniel R. Stolzer, Esq. Keycorp 127 Public Square Cleveland, Ohio 44114-1306 Facsimile: (216) 689-5372

      and

Mitchell S. Eitel, Esq. Sullivan & Cromwell 125 Broad Street New York, New York 10004 Facsimile: (212) 558-3588

9.07     Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

* * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UNION BANKSHARES, LTD.

By:	/s/ CHARLES R. HARRISON

Name: Charles R. Harrison
Title: Chairman & CEO

KEYCORP

By:	/s/ MATTHEW M. NICKELS

Name: Matthew M. Nickels
Title: Authorized Person

BUFFALO ACQUIROR SUB, INC.

By:	/s/ MATTHEW M. NICKELS

Name: Matthew M. Nickels
Title: Authorized Person

APPENDIX B

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

      VOTING AND SUPPORT AGREEMENT, dated September 25, 2002 (this “Agreement”), between Keycorp, an Ohio corporation (“Acquiror”), and                     (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

W I T N E S S E T H:

      WHEREAS, Union Bankshares, Ltd., a Delaware corporation (the “Company”), and Acquiror are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the merger of a wholly owned subsidiary of Acquiror with and into the Company (the “Merger”); and

      WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the shares of Company Common Stock listed next to the Stockholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by the Stockholder after the date hereof, the “Shares”);

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1     Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which the Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the stockholders of the Company that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Certificate of Incorporation or By-Laws of the Company; or (F) any other material change in the Company’s corporate structure or business; provided, however, that nothing in this Agreement shall prevent any Stockholder or representative of the Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company; and provided, further, however, that the Stockholder shall not be obligated to vote (or cause to be voted) or deliver any consent with respect to (or cause any consent to be delivered with respect to) any Shares beneficially owned or controlled by such Stockholder in the Stockholder’s capacity as trustee for or participation in the Company’s 401(k) Profit Sharing Plan.

1.2     No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered, and the Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) has not granted, and the Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder.

1.3     Proxy. The Stockholder agrees to grant to Acquiror a proxy to vote the Shares owned beneficially and of record by the Stockholder as indicated in Section 1.1 above if the Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. The Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1     Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror as follows:

(a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. The Existing Shares listed opposite the name of the Stockholder on the signature page hereof are, and such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholder. As of the date hereof, the number of shares of Company Common Stock owned by the Stockholder is listed opposite their name on the signature page hereof. As of the date hereof, the Existing Shares listed opposite the name of the Stockholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, owned by or for which voting power or disposition power is held or shared by the Stockholder or any of its affiliates (except for the Shares owned beneficially and of record by any affiliates of the Stockholder that are parties to this Agreement). Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the Company’s 401(k) Profit Sharing Plan, the Stockholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Except for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the Company’s 401(k) Profit Sharing

Plan, the Stockholder has good and marketable title to the Existing Shares listed opposite the name of the Stockholder on the signature page hereof, free and clear of any Liens and the Stockholder will have good and marketable title to such Existing Shares and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Stockholder or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.2     Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Stockholder as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Acquiror is an Ohio corporation and is validly existing and in good standing under the laws of Ohio. Acquiror has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquiror of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Acquiror and no other corporate actions or proceedings on the part of Acquiror are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) No Violation. The execution and delivery of this Agreement by Acquiror does not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the constitutive documents of Acquiror, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to Acquiror or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1     Further Agreements of Stockholder. (a) Except (1) for any Shares beneficially owned or controlled by the Stockholder in connection with his participation in or capacity as a trustee for the Company’s 401(k) Profit Sharing Plan, (2) for options to acquire Shares to be forfeited to the Company at or prior to the Effective Time and (3) as contemplated by the Merger Agreement, the Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by the Stockholder, any Shares acquired by the Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Stockholder hereby agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Stockholder with respect to any matter described in Section 3.1(a) or (c).

ARTICLE IV

MISCELLANEOUS

4.1     Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder if this Agreement is terminated in accordance with the terms of this Section 4.1. This Agreement and any proxy granted pursuant to Section 1.3 shall terminate upon the earlier of (i) the later of (A) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof and (B) the date three months after the date of this Agreement, and (ii) the Effective Time (such earlier date the “Termination Date”). Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

4.2     Stop Transfer Order. In furtherance of this Agreement, the Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by the Stockholder and all Shares acquired by the Stockholder after the date hereof.

4.3     Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.4     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Acquiror to:

Keycorp 127 Public Square Cleveland, Ohio 44114-1306 Fax: (216) 689-3610 Attention: Matthew M. Nickels

with copies to:

Keycorp 127 Public Square Cleveland, Ohio 44114-1306 Fax: (216) 689-5372 Attention: Daniel R. Stolzer

and

Sullivan & Cromwell 125 Broad Street New York, New York 10004 Fax: (212) 558-3588 Attention: Mitchell S. Eitel

(b) if to Stockholder to the address listed next to the Stockholder’s name on the signature page hereto:

4.6     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Acquiror, the Stockholder or any of its respective Subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

4.7     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

4.8     Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.9     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 4.9 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

4.10     Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.12     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.13     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.14     Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

* * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

KEYCORP

By

Name:
Title:

STOCKHOLDER

By

Name:

Number of Shares owned beneficially and of record excluding any such Shares beneficially owned or controlled in connection with participation in or capacity as trustee of the Company’s 401(k) Profit Sharing Plan:

Address for Notices:

Union Bankshares, Ltd. 1825 Lawrence Street, Suite 444 Denver, CO 80202

APPENDIX C-1

OPINION OF MCDONALD INVESTMENTS

October 21, 2002

PERSONAL AND CONFIDENTIAL

The Board of Directors
Union Bankshares, Ltd.
1825 Lawrence Street, Suite 444
Denver, Colorado 80202

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of the issued and outstanding common shares of Union Bankshares, Ltd. (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of September 25, 2002 (the “Agreement”), by and among the Company, KeyCorp (“Key”), and a to-be-formed merger subsidiary of Key (“Acquiror Sub”).

      As more specifically set forth in the Agreement, and subject to a number of terms, conditions and procedures described in the Agreement, at the effective time, Acquiror Sub will be merged with and into the Company (the “Merger”), the Company will become a wholly-owned subsidiary of Key, and all of the Company’s common shares issued and outstanding immediately prior to the effective time of the Merger (other than shares held in the Company’s treasury and shares as to which dissenters’ rights of appraisal have been elected and not withdrawn) will be exchanged for $22.63 per share in cash (“Merger Consideration”).

      McDonald Investments Inc. (“McDonald”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following:

(i) the Agreement;

(ii) certain publicly available information concerning the Company and the Bank, including the Annual Reports on Form 10-KSB or Form 10-K, as applicable, of the Company for each of the years in the three year period ended December 31, 2001 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended June 30, 2002 and March 30, 2002;

(iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and the Bank furnished to us by the Company and the Bank for purposes of our analysis;

(iv) the process leading to the receipt of offers and the responses of certain potential acquirers concerning the potential acquisition of the Company;

(v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for such other companies’ securities;

(vi) certain publicly available information concerning Key;

(vii) certain publicly available information concerning the nature and terms of certain other transactions that we considered relevant to our inquiry;

(viii) the economic, banking and competitive climate for banking institutions in Colorado;

(ix) the business and prospects of the Company and the Bank through meetings and discussions with certain officers and employees of the Company and the Bank; and

(x) other matters we believe relevant to our inquiry.

C-1-2

      In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Key contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the Company’s assets, properties or facilities, nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions of the Merger as set forth in the Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

      It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by the Company’s stockholders pursuant to the Agreement and does not address the Company’s underlying business decision to effect the Merger or any other terms of the Merger. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

      In the ordinary course of our business, we may actively trade securities of the Company and Key for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this opinion was prepared solely for the confidential use of the Board of Directors of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent, which will not be unreasonably withheld. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of the Company’s Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders’ meeting held in connection with the Merger.

      As we have previously disclosed to the board of directors, McDonald Investments is a wholly-owned subsidiary of Key. While we do not believe this relationship affects our conclusion as set forth below, this ownership relationship creates a potential conflict of interest between McDonald and the Company that should be considered in assessing this opinion. We understand that the board of directors has determined to also retain Alex Sheshunoff & Co. to also pass upon the fairness, from a financial point of view, to the stockholders of the Company, of the Merger Consideration. In addition, we have acted as a financial adviser to the Company in connection with the Merger and will receive from the Company a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as the Company’s agreement to indemnify us under certain circumstances.

      Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Company’s common stockholders.

Very truly yours,

/s/ McDonald Investments Inc.

MCDONALD INVESTMENTS INC.

C-1-3

APPENDIX C-2

OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

October 21, 2002

Board of Directors
Union Bankshares, Ltd.
1825 Lawrence Street
Denver, CO 80202

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Union Bankshares, Ltd. (Union) of the cash consideration to be received in the proposed merger between Union and KeyCorp. KeyCorp has offered to acquire all of the outstanding shares of Union, including cancellation of all outstanding options, for approximately $66.0 million in cash, subject to the terms and conditions contained in the Agreement and Plan of Merger (Agreement) being negotiated. Pursuant to the Agreement, Union will be merged with and into KeyCorp through a merger subsidiary.

      Alex Sheshunoff & Co. Investment Banking L.P. (“Sheshunoff”) is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes. We were not engaged by Union to act as financial advisor in the Merger. The terms and conditions of the Agreement were negotiated by and between Union and KeyCorp. However, we were asked to review the termination payment as set forth in Sections 8.03 and found that such payment is in line with similar provisions in similar transactions.

      Based on our analysis discussed below, Sheshunoff is providing its opinion to Union’s Board of Directors that the cash consideration to be received in exchange for the outstanding common stock of Union, including cancellation of all outstanding options, is fair from a financial point of view. In connection with this preliminary indication, we have, among other things:

1. Evaluated Union’s consolidated results based upon a review of its annual financial statements for the five years ending December 31, 2001 and the unaudited consolidated results for the six months ending June 30, 2002;

2. Reviewed Union’s regulatory filings for the same period as reported by SNL Securities;

3. Prepared earnings projections based on discussions with management as part of the present value calculation shown in EXHIBIT ONE;

4. Compared Union’s financial performance and the pricing multiples resulting from the proposed acquisition price with similar financial data from recent acquisitions that were deemed to be pertinent to this analysis. These comparisons are shown in EXHIBIT TWO.

      We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Union for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

      As of the date of this letter, except as set forth above, we have not performed a due diligence review on Union and have had only limited discussions with Union’s management as to its recent performance and future expectations. The outcome of these procedures may have a significant impact on our conclusion.

C-2-2

      Based on the foregoing and such other matters we have deemed relevant, Sheshunoff is providing this opinion that, as of the date hereof, the cash consideration to be received by the Union stockholders pursuant to the Merger is fair, from a financial point of view.

Sincerely,

/s/ ALEX SHESHUNOFF & CO.
ALEX SHESHUNOFF & CO.
INVESTMENT BANKING

C-2-3

EXHIBIT ONE

UNION BANKSHARES PROJECTED EARNINGS

PROJECTIONS:

		Long-Term Projected Growth Rate 5.00%
	Base
	6/30/02	1	2	3	4	5

	(Millions)
Asset Growth		15.0%	15.0%	15.0%	15.0%	15.0%
Total Assets	$453.822	$521.900	$600.200	$690.200	$793.700	$912.800
Average Assets	$451.308	$487.900	$561.100	$645.200	$742.000	$853.300
ROAA	0.61%	1.00%	1.10%	1.10%	1.10%	1.10%

NET INCOME	$2.746	$4.879	$6.172	$7.097	$8.162	$9.386

Retained Earnings		4.879	6.172	7.097	8.162	9.386

PROJECTED DIVIDENDS, 7%		$0.000	$0.000	$0.000	$0.000	$0.000

PRESENT VALUE CALCULATION:

						Terminal
	1	2	3	4	5	Value

Projected Max Dividends	$0.000	$0.000	$0.000	$0.000	$0.000	$109.507
Discount @ 14%	0.8772	0.7695	0.6750	0.5921	0.5194	0.5194

Present Values	$0.000	$0.000	$0.000	$0.000	$0.000	$56.874

TOTAL PRESENT VALUE	$56.874

TANGIBLE EQUITY:

	Base
	6/30/02	1	2	3	4	5

Common Equity	$30.266	$35.145	$41.317	$48.414	$56.576	$65.963
Intangibles	(5.554)	(5.554)	(5.554)	(5.554)	(5.554)	(5.554)
Trust Preferred Debt	0.00	0.00	0.00	0.00	0.00	0.00

TANGIBLE CAPITAL	$24.712	$29.591	$35.763	$42.860	$51.022	$60.409

RATIOS:
Net Income Growth		78%	27%	15%	15%	15%
Dividend Payout Ratio		0%	0%	0%	0%	0%
Tangible Equity/ Tangible Assets		5.73%	6.01%	6.26%	6.47%	6.66%

C-2-4

EXHIBIT TWO

Union Bankshares, Ltd.

July 01, 2001 — September 01, 2002 Bank Acquisitions with Assets from 200M to 600M

										Price Multiples
						Tang.
					Equity/	Equity/			Deal		7%	Tang	LTM
				Assets	Assets	Assets	ROAA	Announce	Value	Book	Tang.	Book	Earnings	Deposits	Assets
Buyer		Seller	City	($M)	(%)	(%)	(%)	Date	($M)	(x)	Bk(x)	(x)	(x)	(%)	(%)

Royal Bank of Canada		Admiralty Bancorp, Inc.	Palm Beach Gardens FL	$577.8	8.04	7.52	1.09	8/29/2002	149.7	2.96	3.54	3.18	37.7	28.41	25.91
First Merchants Corporation	IN	CNBC Bancorp	Worthington OH	$317.3	7.52	7.52	1.12	8/28/2002	59.7	2.35	2.55	2.36	17.5	24.11	18.81
Partners Trust Financial Group (MHC)	NY	Herkimer Trust Corporation, Inc.	Little Falls NY	$325.1	8.52	8.40	0.94	8/13/2002	64.0	2.31	2.61	2.35	20.7	21.58	19.68
UnionBanCal Corporation	CA	Valencia Bank & Trust	Santa Clarita CA	$267.2	7.64	7.64	1.19	8/6/2002	62.0	3.04	3.22	3.04	20.2	26.68	23.20
Banco Commercial Portugues, SA		Interbank of New York	New York NY	$238.3	8.52	7.34	1.01	8/2/2002	35.0	1.72	2.06	2.03	18.0	16.22	14.69
Pacific Northwest Bancorp	WA	Bank of the Northwest	Portland OR	$354.4	7.73	7.73	1.21	7/22/2002	84.3	2.67	3.13	2.67	21.7	32.08	23.79
Merchants & Manufacturers Bancorp.	WI	Fortress Bancshares, Inc.	Westby WI	$206.8	6.75	5.04	0.89	5/31/2002	21.2	1.50	1.75	2.05	12.4	13.49	10.25
Colonial BancGroup, Inc.	AL	Palm Beach National Holding Co.	Palm Beach FL	$338.6	9.79	9.79	0.96	5/28/2002	105.5	3.18	4.05	3.18	33.3	35.22	31.16
First State Bancorporation	NM	First Community Industrial Bank	Denver CO	$419.0	15.21	15.21	1.77	5/22/2002	67.0	2.55	2.39	2.55	9.1	28.24	15.99
BOK Financial Corp.	OK	Bank of Tanglewood, NA	Houston TX	$250.2	6.26	6.26	1.01	5/16/2002	65.0	4.15	3.82	4.15	32.1	29.28	25.98
Prosperity Bancshares, Inc.	TX	Paradigm Bancorporation, Inc.	Houston TX	$259.3	6.98	5.78	0.48	5/2/2002	41.6	2.30	2.48	2.81	36.9	17.90	16.05
Synovus Financial Corp.	GA	Community Financial Group, Inc.	Nashville TN	$490.5	7.82	7.78	0.80	4/30/2002	84.6	2.06	2.28	2.07	23.8	23.62	17.25
South Financial Group, Inc. (The)	SC	Gulf West Banks, Inc.	St. Petersburg FL	$516.0	7.87	7.65	1.05	3/21/2002	115.9	2.85	3.12	2.95	23.0	27.25	22.46
S&T Bancorp, Inc.	PA	Peoples Financial Corporation, Inc.	Ford City PA	$321.7	12.65	12.51	1.69	3/20/200	87.4	2.15	3.10	2.18	17.1	32.07	27.17
Yadkin Valley Bank and Trust Co.	NC	Main Street BankShares, Inc.	Statesville NC	$221.1	6.71	6.71	0.41	1/23/2002	27.2	1.70	1.71	1.68	36.5	13.95	12.30
Charter One Financial, Inc.	OH	Charter National Bancorp, Inc.	Taylor MI	$266.9	10.04	10.04	1.22	1/11/2002	90.4	3.37	4.40	3.37	26.4	41.83	33.87
MB Financial, Inc.	IL	First Lincolnwood Corp.	Lincolnwood IL	$250.0	7.01	7.01	0.65	12/27/2001	35.0	1.77	1.87	1.77	20.0	19.03	14.00
UnionBanCal Corp.	CA	First Western Bank	Simi Valley CA	$208.2	8.51	8.51	1.26	12/19/2001	44.6	2.52	2.84	2.52	17.5	23.62	21.42
Wells Fargo & Co.	CA	Tejas Bancshares, Inc.	Amarillo TX	$365.5	14.89	14.89	2.29	12/13/2001	82.5	1.52	2.10	1.52	12.7	28.67	22.57
Marshall & Ilsley Corporation	WI	Century Bancshares, Inc.	Eden Prairie MN	$328.6	7.81	7.81	1.42	12/4/2001	66.0	2.57	2.75	2.57	16.3	24.38	20.08
Colonial BancGroup, Inc.	AL	Mercantile Bancorp, Inc.	Dallas TX	$346.3	7.12	4.60	0.77	11/30/2001	72.7	2.94	3.36	4.69	57.6	24.40	20.99
Macatawa Bank Corp.	MI	Grand Bank Financial Corp.	Grand Rapids MI	$227.6	7.02	7.02	1.09	11/21/2001	40.8	2.55	2.56	2.55	16.7	21.13	17.93
City National Corp.	CA	Civic BanCorp	Oakland CA	$510.3	11.41	9.39	0.99	11/19/2001	111.3	1.82	2.74	2.26	19.0	25.10	21.81
F.N.B. Corporation	FL	Central Bank Shares, Inc.	Orlando FL	$232.0	10.12	10.12	2.39	11/7/2001	80.0	3.41	4.48	3.41	28.4	44.38	34.48
Dakota Bancshares, Inc.	MN	Midway National Bank of St. Paul	St. Paul MN	$421.9	13.28	13.15	1.31	10/8/2001	71.0	1.27	1.53	1.28	15.8	22.86	16.83
Chittenden Corp.	VT	Ocean National Corporation	Kennebunk ME	$238.5	8.65	8.65	1.15	10/5/2001	53.3	2.58	2.96	2.58	17.8	26.83	22.35
First National of Nebraska, Inc.	NE	Castle BancGroup, Incorporated	DeKalb IL	$579.0	7.96	7.68	0.95	9/10/2001	82.1	1.72	1.90	1.79	16.2	16.10	14.18
Alabama National BanCorporation	AL	Farmers National Bancshares	Opelika AL	$201.2	8.94	8.94	0.39	9/6/2001	17.4	0.97	0.96	0.97	18.0	9.67	8.65
SouthTrust Corporation	AL	Bank of Tidewater	Virginia Beach VA	$294.9	7.24	7.24	1.24	8/31/2001	69.3	3.17	3.30	3.17	20.3	26.01	23.50
First Community Bancorp	CA	Pacific Western National Bank	Pico Rivera CA	$214.7	8.44	8.42	0.91	8/22/2001	36.6	2.02	2.23	2.03	17.1	18.74	17.05
Business Bancorp	CA	CB Financial Corporation	San Rafael CA	$226.3	6.12	6.12	1.39	8/15/2001	28.9	NM	2.82	NM	NM	NM	NM
First Banks, Inc.	MO	Plains Financial Corporation	Des Plaines IL	$253.2	9.27	9.27	0.94	8/2/2001	36.5	1.56	1.74	1.56	18.9	17.19	14.42
FNB Corporation	VA	Salem Community Bankshares, Inc.	Salem VA	$224.8	9.14	9.14	1.30	8/1/2001	40.4	2.06	2.32	2.06	16.7	21.03	17.97
First Banks, Inc.	MO	Union Financial Group Ltd	Swansea IL	$353.4	5.08	4.53	0.93	7/20/2001	26.6	1.48	1.43	1.67	8.2	8.93	7.53
BB&T Corp.	NC	Community First Banking Co.	Carrollton GA	$399.6	7.66	7.46	1.31	7/10/2001	133.6	2.40	3.82	2.44	19.4	31.94	24.38
Zions Bancorporation	UT	Minnequa Bancorp, Inc.	Pueblo CO	$315.9	7.12	7.12	0.98	7/10/2001	43.6	1.94	1.95	1.94	14.6	14.95	13.80
MAF Bancorp, Inc.	IL	Mid Town Bancorp, Inc.	Chicago IL	$323.8	9.49	9.49	1.50	7/2/2001	69.0	2.25	2.69	2.25	15.0	24.16	21.31
			Maximum	$579.0	15.21	15.21	2.39		149.70	4.15	4.48	4.69	57.6	44.38	34.48
			Minimum	$201.2	5.08	4.53	0.39		17.40	0.97	0.96	0.97	8.2	8.93	7.53
			Average	$321.2	8.66	8.36	1.14		64.91	2.32	2.66	2.43	21.5	23.92	19.83
			Median	$315.9	7.96	7.73	1.09		65.00	2.31	2.61	2.35	18.5	24.14	19.88
Colorado (only)
Zions Bancorporation	UT	Minnequa Bancorp, Inc.	Pueblo CO	$315.9	7.12	7.12	0.98	7/10/2001	$43.6	1.94	1.95	1.94	14.6	14.95	13.80
First State Bancorporation	NM	First Community Industrial Bank	Denver CO	$419.0	15.21	15.21	1.77	5/22/2002	$67.0	2.55	2.39	2.55	9.1	28.24	15.99
KeyCorp	OH	Union Bankshares	Denver CO	$453.8	6.67	5.45	0.61		$66.1	2.18	2.31	2.67	24.0	19.20	14.57

C-2-5

APPENDIX D

EXCERPTS FROM THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 OF THE GENERAL CORPORATION

LAW OF THE STATE OF DELAWARE

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

UNION BANKSHARES, LTD.

1825 Lawrence Street, Suite 444
Denver, Colorado 80202
Solicited by the Board of Directors
For the Special Meeting of Stockholders
To Be Held on November 22, 2002

     The undersigned hereby appoints Charles R. Harrison, Bruce E. Hall and Herman J. Zueck, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the shares of common stock of Union Bankshares, Ltd. (“Union”), which the undersigned would be entitled to vote if personally present at the special meeting of stockholders to be held at the Westin Hotel-Tabor Center, 1672 Lawrence Street, Denver, Colorado, on Friday, November 22, 2002 at 10:00 a.m., and at any adjournments thereof, upon the proposal described in the accompanying notice of the special meeting and the proxy statement relating to the special meeting, receipt of which are hereby acknowledged.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL.

     PROPOSAL: To adopt the Agreement and Plan of Merger among Union, KeyCorp and Buffalo Acquiror Sub, Inc. pursuant to which Union is to be acquired by KeyCorp, as described in the proxy statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSAL.

     DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY COME BEFORE THE SPECIAL MEETING, INCLUDING ADJOURNING THE MEETING TO PERMIT THE FURTHER SOLICITATION OF PROXIES, IF NECESSARY.

     If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, date and sign this proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

	Date:	, 2002

Name(s) of Stockholder(s)

PLEASE RETURN YOUR PROXY AS SOON AS POSSIBLE	Signature(s) of Stockholder(s)